Exhibit 10.8

CERTAIN IDENTIFIED INFORMATION HAS BEEN  OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH NOT

MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT

IF PUBLICLY DISCLOSED, AND HAS  BEEN MARKED WITH

“[***]” TO INDICATE WHERE OMISSIONS  HAVE BEEN MADE.

Execution Copy

CONFIDENTIAL

COLLABORATION AND LICENSE AGREEMENT

between

TSCAN THERAPEUTICS, INC.

and

NOVARTIS INSTITUTES FOR BIOMEDICAL RESEARCH, INC.

March 27, 2020

COLLABORATION AND LICENSE AGREEMENT

This COLLABORATION AND LICENSE AGREEMENT (this “Agreement”) is entered into as of March 27, 2020 (the “Effective Date”), by and between TSCAN THERAPEUTICS, INC., a Delaware corporation with a place of business at 830 Winter Street, Waltham MA 02451 (“TScan”), and NOVARTIS INSTITUTES FOR BIOMEDICAL RESEARCH, INC., a Delaware corporation with a place of business at 250 Massachusetts Avenue, Cambridge, MA 02139 USA (“Novartis”). In this Agreement, Novartis and TScan are collectively referred to as the “Parties” and each individually a “Party”.

RECITALS

WHEREAS, TScan has licensed and further developed a technology to perform a genome-wide screening platform to identify antigens recognized by activated cytotoxic T-cells, and owns or controls certain intellectual property rights in respect of such technology;

WHEREAS, Novartis is engaged in the research, development and commercialization of human therapeutic products;

WHEREAS, Novartis desires to enter into a research and development collaboration with TScan to use the TScan Platform on [***] tumor tissues to identify shared tumor antigens and associated T-cell receptors directed to such antigens, which would enable Novartis to develop and subsequently commercialize one or more therapies based on these antigens and/or the T-cell receptors as targets for therapeutic development; and

WHEREAS, TScan desires to grant to Novartis exclusive, worldwide licenses to develop, manufacture and commercialize certain products directed to the results of the collaboration, and Novartis desires to obtain such licenses.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

1.1. “Accounting Standards” shall mean, with respect to TScan, US GAAP (United States Generally Accepted Accounting Principles) and shall mean, with respect to Novartis, the IFRS (International Financial Reporting Standards), in each case, as generally and consistently applied throughout the Party’s organization. Each Party shall promptly notify the other in the event that it changes the Accounting Standards pursuant to which its records are maintained, provided, however, that each Party may only use internationally recognized accounting principles (e.g., IFRS, US GAAP, etc.).

1.2. “Acquiring Entity” shall mean a Third Party (the “Acquiror”) which acquires TScan through a Change of Control, together with any Affiliates of such Acquiror. For purposes of clarity, TScan’s “Acquiring Entity” shall exclude TScan and all of its Affiliates existing immediately prior to the consummation of the Change of Control.

1.3. “Acquiring Entity Intellectual Property” shall mean Patents and Know-How which are (a) Controlled by an Acquiring Entity immediately prior to the consummation of the Change of Control pursuant to which such Acquiring Entity acquired TScan, or (b) Controlled by the Acquiring Entity after the effective date of the Change of Control but that are generated without use of any Collaboration Tumor Samples or Collaboration Know-How that TScan discloses or transfers to such Acquiring Entity.

1.4. “Affiliate” shall mean, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party, but only for so long as such control exists. For the purpose of this definition, “control” shall mean, direct or indirect, ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby the entity or person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. In the case of entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

1.5. “Agreement” shall have the meaning set forth in the preamble hereto.

1.6. “Alliance Manager” shall have the meaning set forth in Section 4.7.

1.7. “Annual Net Sales” for a Calendar Year shall mean, on an Optioned Program-by-Optioned Program basis, the Net Sales of the TCR Products and/or Target Products (as applicable) associated with such Optioned Program in all countries in such Calendar Year.

1.8. “Audited Party” shall have the meaning set forth in Section 6.12.2.

1.9. “Auditing Party” shall have the meaning set forth in Section 6.12.2.

1.10. “Auditor” shall have the meaning set forth in Section 6.12.2.

1.11. “Bankruptcy Code” shall have the meaning set forth in Section 9.6.2.

1.12. “Budget” shall have the meaning set forth in Section 2.2.

1.13. “Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks are authorized or required to be closed, as the case may be, in New York, USA; Massachusetts, USA; and Basel, Switzerland.

1.14. “BWH License Agreement” shall mean the Exclusive Patent License Agreement between Brigham and Womens’ Hospital, Inc. and TScan, dated December 5, 2018.

1.15. “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.16. “Calendar Year” shall mean a period of twelve (12) consecutive calendar months ending on December 31.

1.17. “Change of Control”, with respect to TScan, shall mean (a) the closing of a sale of all or substantially all of TScan’s assets to which this Agreement relates to a Third Party in one transaction or series of transactions, (b) the closing of a merger or other business combination or transaction that results in a Third Party owning, directly or indirectly, more than 50% of the voting securities of TScan or of its ultimate parent entity, or (c) the closing of a transaction, following which a Third Party acquires direct or indirect ability or power to direct or cause the direction of the management and policies of TScan or of its ultimate parent entity or otherwise direct the affairs of TScan or of its ultimate parent entity, whether through ownership of equity, voting securities, beneficial interest, by contract or otherwise. Notwithstanding the foregoing, a public offering of TScan’s capital stock or any other financing transaction involving TScan and one or more Third Parties whose business is primarily or principally that of financial investing would not constitute a Change of Control.

1.18. “Clinical Trial” shall mean any human clinical study of a pharmaceutical product.

1.19. “Co-Chair” shall have the meaning set forth in Section 4.3.

1.20. “Collaboration” means the collaborative research activities contemplated under the Research Plan and performed by Novartis or TScan during the Collaboration Term.

1.21. “Collaboration Know-How” shall mean any and all Know-How that is first generated by or on behalf of a Party or its Affiliates, whether alone or jointly with the other Party or its Affiliates, in the conduct of the Collaboration, whether or not patented or patentable, but excluding (a) TScan Platform Improvements, and (b) any Know-How that is first generated by Novartis or its Affiliates in the course of its and their evaluation of a Data Package to determine whether or not to exercise the relevant Option. For purposes of clarity, Collaboration Know-How shall exclude any Acquiring Entity Intellectual Property but shall include Joint Collaboration Know-How. Following the designation of Removed Targets and/or Declined Programs, the Know-How specifically relating to such Removed Targets and/or Declined Programs (and/or any Identified TCR Directed to such Removed Target or Declined Program, as the case may be) shall cease to be deemed to be Collaboration Know-How.

1.22. “Collaboration Patent” shall mean any Patent that claims any Collaboration Know-How.

1.23. “Collaboration Target” shall mean an antigen that is identified by TScan as a target for cancer therapy in performance of the Collaboration. Notwithstanding the foregoing, none of following antigens shall be deemed a Collaboration Target: [***].

1.24. “Collaboration Technology” shall mean the Collaboration Know-How and the Collaboration Patents.

1.25. “Collaboration Term” has the meaning set forth in Section 2.1.

1.26. “Collaboration Tumor” shall mean [***] tissue.

1.27. “Collaboration Tumor Sample” shall mean any [***] tissue samples that are presented to and approved by the JSC for inclusion in the Collaboration.

1.28. “Combination Product” shall mean any pharmaceutical product (in any formulation) containing one or more active pharmaceutical ingredients in addition to a Product.

1.29. “Commercial Milestone Event” shall have the meaning set forth in Section 6.4.

1.30. “Commercial Milestone Payment” shall have the meaning set forth in Section 6.4.

1.31. “Commercialize” shall mean any and all activities directed to the promotion, marketing, distribution or sale (and offer for sale or import or export for sale) of a product. “Commercializing” and “Commercialization” shall have corresponding meanings.

1.32. “Commercially Reasonable Efforts” shall mean, [***].

1.33. “Committee Deadlock” shall have the meaning set forth in Section 4.6.2.

1.34. “Confidential Information” shall mean all secret, confidential or proprietary information, Know-How, or data, whether provided in written, oral, graphic, video, computer or other form, that is provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) that is marked or otherwise identified as confidential or that by its nature a reasonable Person would understand to be confidential, including information, Know-How or data relating to the Disclosing Party’s existing or proposed research, Development or Commercialization efforts, Patent applications, business, Products, other compositions of matter or products and any other materials that have not been made available by the Disclosing Party to Third Parties (other than under an obligation of confidentiality). Notwithstanding the foregoing sentences, Confidential Information shall not include any information, Know-How, or data:

(a) already known to the Receiving Party or its Affiliates at the time of disclosure by the Disclosing Party to the extent such Receiving Party or its Affiliates has contemporaneous documentation or other competent evidence to that effect;

(b) generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) generally available to the public or otherwise part of the public domain after its disclosure, other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement;

(d) subsequently disclosed to the Receiving Party or its Affiliates by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

(e) independently discovered or developed by or on behalf of the Receiving Party or its Affiliates without the use of, reliance on or reference to the Confidential Information belonging to the other Party and the Receiving Party has contemporaneous documentation or other competent evidence to that effect. For clarity, any TScan Independently Identified Antigens and Novartis Independently Identified Antigen are within this exception.

The terms of this Agreement shall be deemed to be the Confidential Information of both Parties (and both Parties shall be deemed to be the Receiving Party with respect thereto).

Subject to the exceptions (a) through (e) set forth above and the exceptions set forth below, Collaboration Know-How shall be deemed to be the Confidential Information of both parties (and both parties shall be deemed to be the Receiving Party with respect thereto). Once a Program becomes an Optioned Program, all Collaboration Know-How for such Program shall be deemed the Confidential Information of Novartis only. Following the designation of a Removed Target and/or a Declined Program, Know-How relating specifically and solely to such Removed Target and/or Declined Program (and/or any Identified TCR Directed to such Removed Target or Declined Program, as the case may be) shall be deemed to be TScan’s Confidential Information only.

1.35. “Control” and its correlative terms, “Controlled” or “Controls”, with respect to intellectual property, shall mean the ability to grant a right, license or sublicense to such intellectual property (other than pursuant to any rights granted in this Agreement) without violating the terms of any agreement with any Third Party in effect as of the date such right, license or sublicense is granted hereunder; provided, however, that if a Party has a right to grant a license or sublicense with respect to an item of intellectual property to the other Party only upon payment of compensation (including milestones or royalties) to a Third Party that would not have been payable had a license or sublicense not been granted or exercised under this Agreement (“Third Party Compensation”), then the first Party will be deemed to have “Control” of the relevant item of intellectual property only if the other Party agrees to bear the cost of such Third Party Compensation (subject to any permitted reductions under Section 6.7). The granting Party will promptly notify the other Party after becoming aware that any such license or sublicense could require the payment of any Third Party Compensation.

1.36. “Controlling Party” shall have the meaning set forth in Section 8.4.2.

1.37. “Cover,” “Covering” or “Covers” shall mean, as to a process, composition of matter, or product and Patent, that, in the absence of a license granted under, or ownership of, such Patent, the making (including methods of making), using (including methods of use, such as methods of treatment), selling, offering for sale or importation of such process, composition of matter or product would infringe such Patent or, as to a pending claim included in such Patent, the making, using, selling, offering for sale or importation of such composition of matter or product would infringe such Patent if such pending claim were to issue in an issued Patent without modification.

1.38. “Data Package” for a Program shall mean the deliverables set forth in “Step 2: Pre-Clinical Development” and “Step 3: TCR Validation/ IND Enabling Activities” of the Research Plan with respect to such Program. For clarity, Data Package excludes any deliverables set forth in the “Potential Additional Activities” section of the Research Plan.

1.39. “Declined Program” shall have the meaning set forth in Section 3.1. and shall also mean any Collaboration Target that Novartis, in its sole discretion, declares in writing to be a Declined Program.

1.40. “Declining Party” shall have the meaning set forth in Section 8.2.2.4.

1.41. “Development” shall mean any and all activities, including research, discovery, composition of matter identification and generation, non-clinical, pre-clinical trials and Clinical Trials, post approval studies, supporting Manufacturing, production process development and formulation and related regulatory activities directed to obtaining and maintaining Regulatory Approval for a product for any indication. “Develop” and “Developing” shall have corresponding meanings.

1.42. “Development Milestone” shall have the meaning set forth in Section 6.3.1.

1.43. “Development Milestone Payment” shall have the meaning set forth in Section 6.3.1.

1.44. “Development and Commercialization Sublicense” shall have the meaning set forth in Section 3.3.1.

1.45. “Directed” shall mean, with respect to a pharmaceutical product or TCR (including a pharmaceutical product that constitutes, incorporates, comprises or contains such product or TCR) and an antigen, that such pharmaceutical product or TCR binds to, comprises a portion of or physically interacts with such antigen.

1.46. “Disclosing Party” shall have the meaning set forth in Section 1.34.

1.47. “Divestiture Sublicense” shall have the meaning set forth in Section 3.3.1.

1.48. “Effective Date” shall have the meaning set forth in the preamble hereto.

1.49. “EMA” shall mean the European Medicines Agency and any successor or replacement agency.

1.50. “Europe” shall mean the European Union and the United Kingdom.

1.51. “Excluded Technology” means technology (and the Patents that Cover and the Know-How that embodies such technology) owned or Controlled by Third Parties related to:

(a) methods of use or treatment using any antibodies or TCRs (or other constructs) or products containing antibodies or TCRs (or other constructs);

(b) product formulation;

(c) manufacturing, purification, or production;

(d) any modification to a TCR Therapeutic Product;

(e) technology used in activities performed by or on behalf of Novartis or its Affiliates (other than by TScan);

(f) the format, construct or components of any Product, including the format, construct, and components of an antibody-drug conjugate, a CAR-T, a multispecific, a nanoparticle conjugate, and the like; and

(g) technology related to anything other than the manner in which TScan discovered a Collaboration Target or TCR paired therewith.

1.52. “Exclusivity End Date” shall mean the earlier of: (a) the end of the Collaboration Term; and (b) the date Novartis exercises its third (3rd) Option.

1.53. “Exploit” shall mean to make, have made, import, use, sell or offer for sale, including to Develop, Manufacture, Commercialize, register, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of. “Exploitation” shall mean the act of Exploiting a composition of matter, product or process.

1.54. “FDA” shall mean the US Food and Drug Administration, and any successor or replacement agency.

1.55. “FD&C Act” shall mean the Federal Food, Drug and Cosmetic Act, as the same may be amended or supplemented from time to time.

1.56. “First Commercial Sale” shall mean, with respect to a Product, the first sale of such Product by Novartis or an Affiliate, or its or their sublicensee, to a Third Party or governmental authority in a country following Regulatory Approval for sale of such Product in that country. Sales or transfers of reasonable quantities of a Product for research or Development, including proof of concept studies or other clinical trial purposes, or for compassionate or similar use, shall not be considered a First Commercial Sale.

1.57. “Five Sample Threshold” means Novartis has received at least [***] complete Validation Packages on Collaboration Targets selected by the JSC and TScan has performed “Step 1: Target ID/TCR Discovery” (as set forth in the Research Plan) from at least five Collaboration Tumor Samples.

1.58. “Force Majeure Event” shall have the meaning set forth in Section 12.4.

1.59. “FTE” shall mean the equivalent of the work of one (1) employee full time for one (1) Calendar Year (consisting of at least a total of [***] hours per Calendar Year) of work directly related to the Research Plan. Any person who works more than [***] hours per Calendar Year and any person who devotes less than [***] hours per Calendar Year (or such other number as may be agreed by the JSC) shall be treated as an FTE on a pro rata basis based upon the actual number of hours worked divided by [***].

1.60. “FTE Cost” shall mean, for any period, the FTE Rate multiplied by the number of FTEs in such period.

1.61. “FTE Rate” shall mean, with respect to either Party, a rate of USD $[***] per FTE per year.

1.62. “GAAP” shall mean United States generally accepted accounting principles, consistently applied.

1.63. “Good Clinical Practice” or “GCP” shall mean the then-current good clinical practice applicable to the clinical Development of a pharmaceutical product under applicable Law, including the ICH guidelines, U.S. Good Clinical Practice and clause 2 of Article 1 of European Union directive on the conduct of clinical trials 2001/20/EC.

1.64. “Good Laboratory Practice” or “GLP” shall mean the then-current Good Laboratory Practice Standards promulgated or endorsed by the FDA or in the case of any other country, comparable regulatory standards promulgated or endorsed by the Regulatory Authorities in that country.

1.65. “Good Manufacturing Practice” or “GMP” shall mean the then-current Good Manufacturing Practices as specified in the United States Code of Federal Regulations, ICH Guideline Q7A, or equivalent Laws of an applicable Governmental Authority of any other relevant country at the time of manufacture.

1.66. “Governmental Authority” shall mean any court, tribunal, arbitrator, agency, department, board, division, administration, legislative body, commission, official or other instrumentality of (a) any government of any country, (b) a federal, state, province, county, city or other political subdivision thereof, or (c) any international, multinational or supranational body.

1.67. “High Priority Target” shall mean a Collaboration Target selected by Novartis as a High Priority Target in accordance with Section 3.5.3 but only for so long as such Collaboration Target has such designation. For clarity, if Novartis removes a Collaboration Target’s status as a High Priority Target , then all terms of this Agreement applicable to such Collaboration Target as a High Priority Target (including, without limitation, any license, right, or obligation relating to such Collaboration Target or related Collaboration Technology) shall cease to apply.

1.68. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

1.69. “HSR Clearance” shall mean, with respect to the exercise of an Option under this Agreement, the expiration or termination of all applicable waiting periods and requests for information (and any extensions thereof) under the HSR Act for the HSR Filing with respect to such Option exercise.

1.70. “HSR Filing” shall mean filings by Novartis and TScan with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the exercise of an Option under this Agreement, together with all required documentary attachments thereto.

1.71. “ICH” shall mean the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.72. “Identified TCR” for a Program, shall mean any TCR: (a) that is identified by TScan in the conduct of the Collaboration; (b) that is Directed to the Collaboration Target for such Program; (c) that is disclosed to Novartis in a Data Package; and (d) for which the activities under “Step 2: Pre-Clinical Development” of the Research Plan have been completed for such Program; and (d) that is (i) covered by Collaboration Patents, and/or (ii) researched, Developed, or Commercialized using Collaboration Know-How.

1.73. “IND” shall mean any Investigational New Drug application, as defined in Title 21 of the Code of Federal Regulations, on file with the FDA before commencement of Clinical Trials, or any comparable filing with any relevant Regulatory Authority in any country or jurisdiction including a Clinical Trial application.

1.74. “Indemnification Claim Notice” shall have the meaning set forth in Section 11.3.

1.75. “Indemnified Party” shall have the meaning set forth in Section 11.3.

1.76. “Indemnifying Party” shall have the meaning set forth in Section 11.3.

1.77. “Indemnitees” shall have the meaning set forth in Section 11.3.

1.78. “Initiation” of a Clinical Trial shall mean the first dosing of the first patient in the relevant Clinical Trial.

1.79. “Invalidity/Unenforceability Action” shall have the meaning set forth in Section 8.4.1.

1.80. “Invoice” shall mean invoice in the form of Schedule 1.80.

1.81. “Joint Collaboration Patents” means the portion of Joint Collaboration Technology consisting of Patents.

1.82. “Joint Collaboration Technology” means Collaboration Technology that is jointly owned by the Parties pursuant to Section 8.1.2.

1.83. “Joint Steering Committee” or “JSC” shall have the meaning set forth in Section 4.1.

1.84. “Know-How” shall mean all technical information, know-how and data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology applicable to compositions of matter, formulations, compositions, products or to their manufacture, development, registration, use or commercialization or methods of assaying or testing them or processes for their manufacture, formulations containing them, compositions incorporating or comprising them and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information, regulatory filings and copies thereof, relevant to the development, manufacture, use or commercialization of and/or which may be useful in studying, testing, development, production or formulation of products, or intermediates for the synthesis thereof.

1.85. “Knowledge” shall mean, with respect to each Party, the actual knowledge of the individuals responsible for the relevant matter on behalf of such Party, in each case after due inquiry of such individuals’ files and records and of outside counsel (including patent counsel, as applicable).

1.86. “Law” shall mean all laws, statutes, ordinances, rules, rulings, treaties, procedures, notices, regulations, writs, judgments, decrees, injunctions (whether preliminary or final), orders and other pronouncements having the effect of law of any Governmental Authority that may be in effect from time to time

1.87. “Manufacture” shall mean, in respect of a product, the production, manufacture, formulation, processing, filling, finishing, packaging, labeling, shipping and holding of such product or any intermediate thereof, including pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

1.88. “Materials” shall mean any tangible chemical or biological material, including any small molecules, DNA, RNA, clones, cells, and any expression product, progeny, derivative or other improvement thereto, along with any tangible chemical or biological material.

1.89. “NDA” shall mean a new drug application submitted to the FDA pursuant to Section 505(b) of the FD&C Act (21 U.S.C. § 355(b)), and all amendments and supplements thereto, or any comparable filing with any relevant Regulatory Authority in any country or jurisdiction.

1.90. “Net Sales” shall mean the net sales on behalf of Novartis and any of its Affiliates or Sublicensees for any Product sold to Third Parties other than sublicensees in bona fide, arms-length transactions, as determined in accordance with Novartis’ Accounting Standards as consistently applied, less a deduction of [***] for direct expenses related to the sales of such Product, distribution and warehousing expenses and uncollectible amounts on previously sold products.

(a)	The deductions booked on an accrual basis by Novartis and its Affiliates under its Accounting Standards to calculate the recorded net sales from gross sales include, without limitation, the following:

[***]

(b)

In the case of any sale or other disposal of a Product between or among Novartis and its Affiliates or Sublicensees, for resale, Net Sales shall be calculated only on the value charged or invoiced on the first arm’s-length sale thereafter to a Third Party.

(c)

In the case of any sale which is not invoiced or is delivered before invoice, Net Sales shall be calculated at the time all the revenue recognition criteria under Novartis Accounting Standards are met.

(d)

In the case of any sale or other disposal for value, such as barter or counter-trade, of any Product, or part thereof, other than in an arm’s length transaction exclusively for money, Net Sales shall be calculated on the value of the non-cash consideration received or the fair market price (if higher) of the Product in the country of sale or disposal.

(e)	In the event that a Product is sold as a Combination Product, the Net Sales of the Product, for the purposes of determining royalty payments, shall be determined by [***].

(f)

For the avoidance of doubt, sales between Novartis, its Affiliates, Sublicensees and designees shall not be considered Net Sales (unless such Person is the end user of the Product), which shall be calculated on Net Sales of Novartis, its Affiliates, Sublicensees and designees to independent third party customers.

1.91. “Novartis” shall have the meaning set forth in the preamble hereto.

1.92. “Novartis Independently Identified Antigen” shall mean an antigen, where the antigen or epitope thereof is identified by Novartis, its Affiliates, or its or their licensees, as a target for therapy through research and/or Development activities that Novartis can demonstrate through contemporaneous records or documents available in the public domain were conducted both: (a) outside of the Collaboration; and (b) without the use of Collaboration Know-How consisting of Confidential Information.

1.93. “Novartis Independently Identified TCR” shall mean a TCR identified by Novartis, its Affiliates, or its or their licensees, as the case may be, through research and Development activities that Novartis can demonstrate through contemporaneous records or documents available in the public domain were conducted both: (a) outside of the Collaboration; and (b) without the use of any Collaboration Know-How consisting of Confidential Information.

1.94. “Option” has the meaning set forth in Section 3.1.1.

1.95. “Option Exercise Payment” shall have the meaning set forth in Section 6.2.

1.96. “Option Exercise Period” has the meaning set forth in Section 3.1.1.

1.97. “Optioned Program” shall mean a Program associated with a High Priority Target for which Novartis exercises the Option.

1.98. “Optioned Program Patent” shall have the meaning set forth in Section 1.99.

1.99. “Optioned Program Technology” for an Optioned Program, shall mean all Collaboration Know-How corresponding to the Optioned Program and all Collaboration Patents that claim such Collaboration Know-How (an “Optioned Program Patent” associated with such Optioned Program).

1.100. “Party” and “Parties” shall have the meaning set forth in the preamble hereto.

1.101. “Patent Challenge” shall have the meaning set forth in Section 9.5.

1.102. “Patents” shall mean (a) all patents or patent applications, including any continuations, continuations-in-part, divisions, provisional, converted provisional, continued prosecution or substitute applications, (b) any patent issued with respect to any of the foregoing patent applications, including utility models, petty patents, innovation patents and design patents and certificates of invention, (c) any reissue, reexamination, renewal, restoration or extension (including any supplementary protection certificate and the like) of any of the foregoing patents or patent applications, and (d) all foreign counterparts of any of the foregoing, or as applicable portions thereof or individual claims therein.

1.103. “Person” shall mean any individual, corporation, company, partnership, trust, limited liability company, association or other business entity.

1.104. “Phase I Clinical Trial” shall mean, as to a specific product, a Clinical Trial of such product designed to obtain data on the safety and tolerability of such product, including pharmacological or pharmacokinetic information, as described in 21 C.F.R. 312.21(a) or the corresponding regulation in jurisdictions other than the United States.

1.105. “Phase II(b) Clinical Trial” shall mean, as to a specific product, a Clinical Trial of such product, the primary intention of which is to demonstrate clinical safety and efficacy in a target population for a specific disease or condition under study (i.e., statistically significant differences between groups for clinical endpoints, which may include generally accepted surrogate pharmacodynamic endpoints), including dose ranging or dose response, in a manner that is generally consistent with (a) in the United States, 21 CFR § 312.21(b), (b) in the European Union, the equivalent of such Clinical Trial for submission to the EMA, and (c) in any other country, the equivalent of such Clinical Trial for submission to the applicable Regulatory Authority in such other country.

1.106. “Phase III Clinical Trial” shall mean, as to a specific product, a Clinical Trial designed to obtain evidence of statistical significance of the efficacy of such product in a target patient population, and to obtain expanded evidence of safety for such product that is needed to evaluate the overall benefit-risk relationship of such product and provide an adequate basis for filing an NDA, as described in 21 C.F.R. 312.21(c) or the corresponding regulation in jurisdictions other than the United States.

1.107. “Product” for a Program shall mean (a) a TCR Therapeutic Product associated with such Program, or (b) a Target Product associated with such Program.

1.108. “Product Development Plan” shall have the meaning set forth in Section 5.2.

1.109. “Program” shall mean a Collaboration Target and all Identified TCRs Directed to such Collaboration Target.

1.110. “Receiving Party” shall have the meaning set forth in Section 1.34.

1.111. “Regulatory Approval” shall mean any and all approvals (including applicable pricing and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority, necessary to Develop or Commercialize a product in a country, including NDAs and any authorization for sale pursuant to Section 505(b)(2) of the FD&C Act.

1.112. “Regulatory Authority” shall mean any national, supranational, regional, state or local regulatory agency, administration, department, bureau, commission, council or other governmental entity including the FDA and the EMA and any other agencies in any country involved in the granting or receipt of Regulatory Approvals.

1.113. “Regulatory Documentation” shall mean all (a) applications (including all INDs), registrations, licenses, authorizations and Regulatory Approvals; (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files; and (c) clinical data, chemistry, manufacturing and controls data and other data contained or relied upon in any of the foregoing.

1.114. “Removed Target” shall have the meaning set forth in Section 3.5.3.

1.115. “Research Costs” shall mean the costs and expenses incurred by or on behalf of TScan or its Affiliates in connection with the performance of the Research Plan, consisting of (a) costs of TScan’s or its Affiliates’ employees supporting such efforts (calculated as the FTE Costs), and (b) all out-of-pocket costs, without markup, of procuring services, products or materials used in the performance of the Research Plan. For clarity, Research Costs shall exclude capital expenditures, general office or facility supplies, insurance and costs attributable to general corporate activities, executive management, investor relations, treasury services, business development, corporate government relations, legal and patent support, external financial reporting and other overhead activities.

1.116. “Requested Data Package” shall have the meaning set forth in Section 2.7.

1.117. “Research Plan” shall mean the research plan set forth in Schedule 1.117.

1.118. “ROFN Election Notice” shall have the meaning set forth in Section 3.4.

1.119. “ROFN Election Period” shall have the meaning set forth in Section 3.4.

1.120. “ROFN Negotiation Period” shall have the meaning set forth in Section 3.4.

1.121. “ROFN Term” shall have the meaning set forth in Section 3.4.

1.122. “Royalty Payment” shall have the meaning set forth in Section 6.5.

1.123. “Royalty Rate” shall have the meaning set forth in Section 6.5.

1.124. “Royalty Term” shall have the meaning set forth in Section 6.5.

1.125. “Sales & Royalty Report” shall mean a written report or reports showing each of: (a) the Net Sales of each Product, on a country-by-country basis, during the reporting period by Novartis and its Affiliates and Sublicensees; and (b) the royalties payable, in United States Dollars, which shall have accrued hereunder with respect to such Net Sales.

1.126. “Senior Officer” shall mean the Chief Executive Officer of TScan and the Global Head, Business Development and Licensing (NIBR) of Novartis or the functional successor in their respective organizations, or their respective designees at Vice President level or above.

1.127. “Sublicense Agreement” shall mean any agreement under which Novartis has granted a sublicense to a Sublicensee under any Collaboration Technology or TScan Background Product IP licensed to Novartis pursuant to this Agreement.

1.128. “Sublicensee” shall mean any Third Party to whom Novartis has granted a sublicense under any Collaboration Technology or TScan Background IP licensed to Novartis pursuant to this Agreement.

1.129. “Target Product” for a Program shall mean any product (other than any TCR Therapeutic Product) that both (a) is Directed to the Collaboration Target for such Program; and (b) is researched, Developed, or Commercialized using Collaboration Know-How.

1.130. “Target Selection Date” shall mean the date [***] days after the later of: (a) the date TScan has Validated [***] Collaboration Tumor Samples; and (b) the date TScan has provided Novartis with an aggregate of at least [***] unique Collaboration Targets and with matched TCRs in Validation Packages resulting from Validated Collaboration Tumor Samples.

1.131. “TCR” shall mean T-cell receptor.

1.132. “TCR Therapeutic Product” for a Program shall mean any product that both (a) comprises or contains an Identified TCR (or any modified version of such TCR) for such Program; and (b) is researched, Developed, or Commercialized using Collaboration Know-How.

1.133. “Term” shall have the meaning set forth in Section 9.1.

1.134. “Termination Date” shall mean the effective date of termination of this Agreement in accordance with its terms.

1.135. “Third Party” shall mean any Person who is not a Party or an Affiliate of a Party.

1.136. “Third Party Claim” shall have the meaning set forth in Section 11.1.

1.137. “Third Party Infringement Claim” shall have the meaning set forth in Section 11.1.

1.138. “TScan” shall have the meaning set forth in the preamble hereto.

1.139. “TScan Background IP” shall mean all TScan Background Platform IP and all TScan Background Product IP, collectively. For purposes of clarity, TScan Background IP (including, without limitation, TScan Background Platform IP and TScan Background Product IP) shall exclude any Acquiring Entity Intellectual Property.

1.140. “TScan Background Platform IP” shall mean all Patents and Know-How Controlled by TScan as of the Effective Date relating directly to the technology described in Schedule 1.140 (the “TScan Platform”).

1.141. “TScan Background Product IP” shall mean all Patents and Know-How Controlled by TScan as of the Effective Date corresponding to any Product (if any). For clarity, TScan Background Product IP excludes TScan Background Platform IP.

1.142. “TScan Collaboration Patents” means the portion of TScan Collaboration Technology consisting of Patents.

1.143. “TScan Collaboration Technology” means the means Collaboration Technology owned solely by TScan pursuant to Section 8.1.2.

1.144. “TScan Indemnitees” shall have the meaning set forth in Section 11.1.

1.145. “TScan Independently Identified Antigen” shall mean an antigen, where the antigen or epitope thereof is identified by TScan, its Affiliates, or its or their licensees, as a target for therapy through research and/or Development activities that TScan can demonstrate through contemporaneous records or documents available in the public domain were conducted both (a) outside of the Collaboration, and (b) without the use of Collaboration Know-How consisting of Confidential Information.

1.146. “TScan Independently Identified TCR” shall mean a TCR identified by TScan, its Affiliates, or its or their licensees, as the case may be, through research and Development activities that TScan can demonstrate through contemporaneous records or documents available in the public domain were conducted both (a) outside of the Collaboration, and (b) without the use of any Collaboration Know-How consisting of Confidential Information.

1.147. “TScan Platform” shall have the meaning given in Section 1.140.

1.148. “TScan Platform Improvement” shall mean any and all Know-How that is generated by or on behalf of a Party or its Affiliates, whether alone or jointly with the other Party or its Affiliates, in the course of performing activities under this Agreement, whether or not patented or patentable, that is an improvement to the TScan Platform (i.e., inventions predicated on the use or practice of the TScan Platform).

1.149. “TScan Platform Technology” shall mean all Know-How Controlled by TScan or any of its Affiliates as of the Effective Date relating specifically to the TScan Platform.

1.150. “Unblock License” shall have the meaning set forth in Section 3.2.2.

1.151. “US” and “USA” shall mean the United States of America, including all of its territories and possessions.

1.152. “USD” shall mean United States Dollars.

1.153. “Valid Claim” shall mean: (a) a claim of an issued and unexpired Patent that has not been abandoned, cancelled or held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction unappealed within the time allowed for appeal, or that has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or (b) a claim of a pending patent application, which patent application was filed and is being prosecuted in good faith and has not been cancelled, withdrawn from consideration, abandoned or finally disallowed without the possibility of appeal or refiling of the application or pending for more than [***] years from the relevant patent office’s initial substantive office action.

1.154. “Validate” for a Collaboration Tumor Sample shall mean that TScan has performed the following for such Collaboration Tumor Sample: Antigen Target Validation, TCR Validation in vitro, and Safety Screens (each as described in the “Data Package Part 1, Step 2: Pre-Clinical Development” portion of the Research Plan).

1.155. “Validation Package” for an antigen means the deliverables for Antigen Target Validation, TCR Validation in vitro, and Safety Screens (each as described in the “Data Package Part 1, Step 2: Pre-Clinical Development” portion of the Research Plan) with respect to such antigen.

1.156. “Value Added Tax” or “VAT” shall mean any value added tax, ad valorem, goods and services or similar tax chargeable on the supply or deemed supply of goods or services, sales and use taxes, transaction taxes, consumption taxes and other similar taxes required by applicable Law including any interest, penalties or other additions to tax thereon, required under applicable Law.

1.157. “Withholding Taxes” shall have the meaning set forth in Section 6.8.

1.158. Interpretation. Unless the context of this Agreement otherwise requires: (a) words of one gender include the other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” and other similar words refer to this entire Agreement; (d) the words “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified; (e) the terms “Article” and “Section” refer to the specified Article and Section of this Agreement (unless clear from the context that it refers to an Article or Section of some other document); (f) “or” has the inclusive meaning represented by the phrase “and/or”; (g) the words “will” and “shall” shall have the same meaning; (h) The letter “M” used in connection with the USD figures in this Agreement denotes “million” and the letter “B” used in connection with the USD figures in this Agreement denotes “billion”; and (i) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules or regulations occurs, before or, only with respect to events or developments occurring or actions taken or conditions existing after the date of such amendment, modification or issuance, after the date of this Agreement, but only to the extent such amendment or modification, to the extent it occurs after the date hereof, does not have a retroactive effect. Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days.

ARTICLE 2

RESEARCH AND DEVELOPMENT COLLABORATION

2.1. Conduct of Research Plan; Research Term. TScan and Novartis shall use Commercially Reasonable Efforts during the Collaboration Term to perform all activities set forth in the Research Plan. Without limiting the foregoing, TScan shall devote FTEs sufficient to perform the activities set forth in the Research Plan during the Collaboration Term, which FTEs shall be appropriately qualified research and development personnel possessing at least the level of skill and experience as similarly situated companies in the biotechnology industry. TScan and Novartis will conduct their activities under the Research Plan in accordance with good scientific standards and practices and in compliance in all material respects with the requirements of GLP, GMP, GCP and all applicable Laws, including those regarding environmental, safety and industrial hygiene, quality assurance and quality control (including data integrity), standards for pharmacovigilance practice, and all requirements relating to the protection of human subjects. TScan and Novartis shall maintain laboratories, offices and all other facilities reasonably necessary to carry out the activities to be performed by it pursuant to the Research Plan. The JSC shall be responsible for discussing any updates or amendments to the Research Plan prior to submitting them for approval by each Party. The initial collaboration term (the “Collaboration Term”) shall commence on the Effective Date and expire [***] years after the Effective Date; provided that Novartis may extend the Collaboration Term by [***] months each to the extent reasonably necessary to complete the activities described in the Research Plan by notifying TScan of such extension prior to the expiration of the then-current Collaboration Term. Novartis may make such extension no more than [***] times (i.e., in no event shall the Collaboration Term extend past the [***] anniversary of the Effective Date).

2.2. Research Costs. Novartis shall reimburse TScan for all of its actual, documented Research Costs incurred by TScan in conducting the activities set forth in the Research Plan; provided, however, that Novartis shall have no obligation to reimburse such Research Costs to the extent they exceed USD$[***] in the aggregate (the “Budget”). Additionally, notwithstanding anything to the contrary, TScan shall have no obligation to perform the Research Plan to the extent its actual, documented Research Costs incurred in connection with doing so exceed the Budget (except to the extent Novartis agrees in writing to reimburse such Research Costs).

2.3. Invoicing; Payment of Research Costs Within [***] days following the last day of each Calendar Quarter during which TScan is conducting activities under the Research Plan, TScan shall provide Novartis (i) with a report, in reasonable detail, of all Research Costs that were incurred by TScan in performing such activities in the prior Calendar Quarter and reasonable supporting documentation with respect thereto; and (ii) an Invoice for the amount of such Research Costs. Novartis shall pay the undisputed amount of Invoices provided pursuant to this Section 2.3 within [***] days of receipt. If Novartis disputes in good faith any charge contained in an Invoice, it will pay any undisputed amounts in accordance with the preceding sentence and notify TScan of the nature of the dispute, and the disputed amount will be addressed under the dispute resolution provisions of Section 12.3.

2.4. Subcontracts. TScan and Novartis may perform Collaboration activities under the Research Plan through one or more Third Party subcontractors, provided that any such subcontractor must be reasonably acceptable to the other Party or specifically identified in the applicable Research Plan, and provided, further that each Party engages each such subcontractor through a written agreement consistent with the terms and conditions of this Agreement. Any subcontracting shall not relieve TScan of its obligations or liability under this Agreement, and, in the event of any subcontracting by TScan, TScan will remain responsible for the performance of its obligations hereunder notwithstanding any such subcontracts. Any subcontracting shall not relieve Novartis of its obligations or liability under this Agreement, and, in the event of any subcontracting by Novartis, Novartis will remain responsible for the performance of its obligations hereunder notwithstanding any such subcontracts.

2.5. Materials. Each Party will, as a matter of course as described in the Research Plan or on the other Party’s reasonable written request, furnish to the other Party samples of Materials that it Controls and that are necessary for the other Party to carry out its responsibilities under the Research Plan or for Novartis and its Affiliates to evaluate the work under the Research Plan. Each Party (and, in the case of Novartis, Novartis’ Affiliates) will use such Materials only in accordance with the Research Plan and otherwise in accordance with the terms and conditions of this Agreement. Except with the prior written consent of the supplying Party, the Party receiving any Materials will not distribute or otherwise allow the release of Materials to any Third Party (other than to its Affiliates, in the case of Novartis), except for subcontracting (subject to the provisions of Section 2.4) as permitted hereunder. All Materials will remain the sole property of the supplying Party, will be used in compliance with all applicable Laws, and will be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known. Neither Party (and, in the case of Novartis, Novartis’ Affiliates) shall use any Materials provided by the other Party in humans except as specifically set forth in the Research Plan.

2.6. Reports. TScan shall promptly provide Novartis with written reports of all Collaboration Know-How it generates in the course of performing activities under the Research Plan. Without limiting the foregoing TScan shall prepare and provide to Novartis (a) a written report within [***] days after the end of every Calendar Quarter during which TScan is conducting activities under the Research Plan that (i) details the activities performed under the Research Plan, including all results achieved, and (ii) sets forth the expected activities for the next Calendar Quarter, and (b) such other reports or updates as may be required under such Research Plan or as otherwise reasonably requested by Novartis. The Parties may agree, on a case by case basis, that minutes and presentations from JSC meetings may be used in place of such written reports to satisfy certain of the foregoing reporting requirements.

2.7. Data Packages; Antigen Identification Information. The JSC shall determine certain proposed Programs for which TScan should prepare Data Packages for Novartis’ evaluation (“Requested Data Packages”) on a timeline to be agreed upon by the Parties. TScan shall provide Novartis with such Requested Data Packages after completion thereof, and TScan shall use Commercially Reasonable Efforts to deliver such Requested Data Packages in compliance with the relevant timelines.

2.8. Tumor Sample Selection. Consistent with the Research Plan, TScan shall present every [***] tissue sample it receives prior to the Exclusivity End Date to the JSC for potential inclusion in the Collaboration until the JSC has selected [***] Collaboration Tumor Samples for inclusion in the Collaboration. The JSC may not select more than [***] Collaboration Tumor Samples for inclusion in the Collaboration.

ARTICLE 3

OPTIONS; LICENSE GRANTS

3.1 Program Options.

3.1.1. For each Program, TScan hereby grants to Novartis an exclusive right and option to obtain the licenses set forth in Section 3.2 (the “Option”). The Option will be available on a Program-by-Program basis with respect to each High Priority Target until the earliest of (a) [***] days after the expiry of the Collaboration Term; (b) [***] days after complete Data Packages have been provided for Collaboration Targets from [***] Collaboration Tumor Samples, or (c) the date on which Novartis has exercised the Option with respect to three Programs (the “Option Exercise Period”). If, during the Option Exercise Period for a Program, Novartis notifies TScan in writing that it wishes to exercise the Option for such High Priority Target’s Program, TScan will, and upon receipt of such notice hereby does, grant to Novartis the license set forth in Section 3.2; provided that, if Novartis determines that an HSR Filing is required to be made to exercise the Option and notifies TScan of such determination on or before the time that it delivers a notice of exercise of the Option, the Parties will promptly make HSR Filings in accordance with Section 12.13 and Novartis will not be obligated to pay TScan the Option Exercise Payment (and the Option will not be deemed exercised) until the [***] Business Day after HSR Clearance. If, by the end of the Option Exercise Period for a Program, Novartis or its designated Affiliate has not provided TScan notice stating that Novartis is exercising its Option, then the Option will expire for such Program (a “Declined Program”).

3.1.2. Novartis may exercise the Option for up to, but not more than, three (3) Programs.

3.1.3. For clarity, Novartis’ right to receive a license under Section 3.1.1 does not apply to Removed Targets, Declined Programs and/or Collaboration Technology outside of the (up to) three Optioned Programs (e.g., if Novartis exercises the Option with respect to three Programs, it will not apply to any additional Collaboration Technology outside of the Optioned Program Technology corresponding to those three Optioned Programs), and TScan would be free to pursue research, Development and/or Commercialization of any such Removed Targets and Declined Program(s) or any such additional Collaboration Technology outside of the Collaboration, subject to the right of first negotiation set forth in Section 3.4 (to the extent applicable).

3.2 License Grants.

3.2.1 Effective as of Novartis’ exercise of the Option for a Program pursuant to Section 3.1.1 and subject to the terms and conditions of this Agreement, TScan, on behalf of itself and its Affiliates, shall grant and does hereby grant to Novartis and its Affiliates an exclusive (even as to TScan and its Affiliates), royalty-bearing, sublicensable (subject to Section 3.3), transferable (subject to Section 12.1), worldwide license, under TScan’s rights in the corresponding Optioned Program Technology, to Exploit such Optioned Program Technology and Products associated with such Optioned Program. For clarity this license extends to use of Optioned Program Technology for the Collaboration Target and Identified TCR(s) associated with the Optioned Program to Develop and Commercialize Products Directed thereto (including TCR Therapeutic Products and Target Products) for all therapeutic indications. For the avoidance of doubt, with respect to an Optioned Program, until the termination or expiration of such Optioned Program pursuant to Section 9.7 or the expiration of the Royalty Term for such Optioned Program, neither TScan nor its Affiliates shall (a) use Optioned Program Technology for such Optioned Program to research, Develop or Commercialize any products Directed to or made from any Collaboration Target of such Optioned Program (or assist any Third Party to do the same); nor (b) grant any Third Party a license to practice under any Optioned Program Patents or Optioned Program Technology, in each case, for such Optioned Program.

3.2.2 Effective as of Novartis’ exercise of the Option for a Program pursuant to Section 3.1.1 and subject to the terms and conditions of this Agreement, TScan, on behalf of itself and its Affiliates, shall grant and does hereby grant to Novartis and its Affiliates, an non-exclusive, royalty-bearing, sublicensable (subject to Section 3.3), transferable (subject to Section 12.1), worldwide license, under the TScan Background Product IP and TScan Platform Improvements, solely to the extent necessary to Exploit Products associated with such Program (the “Unblock License”). For clarity, to the extent applicable, the Unblock License will extend to the use of Collaboration Targets and Identified TCR(s) associated with the Optioned Programs to the extent necessary to Develop and Commercialize Products Directed thereto or made therefrom (including TCR Therapeutic Products and Target Products) for all therapeutic indications.

3.3 Sublicenses.

3.3.1 Novartis and its Affiliates shall have the right, in its sole discretion, to grant sublicenses, in whole or in part, under the licenses granted in Section 3.2 both (a) to Sublicensees engaged in research, Development, and Commercialization of Products for the benefit of Novartis or its Affiliates, solely to the extent necessary or useful to Develop or Commercialize such Products (a “Development and Commercialization Sublicense”), and (b) to Sublicensees in connection with the divestiture in whole of a Product or Optioned Program (but only to the extent of such divestiture) (a “Divestiture Sublicense”); provided, however, that Novartis (i) shall ensure that the terms of any Sublicense Agreement are consistent with this Agreement, (ii) shall remain responsible for compliance with the terms of this Agreement, (iii) may not delegate, assign or transfer any of its administrative roles or responsibilities set forth in Article 4, including its role on the JSC, to any Sublicensee at any time during the Term without TScan’s prior written consent, and (iv) shall only grant sublicenses of the Optioned Program Technology, or Unblock License (as applicable) (1) in connection with the Development and/or Commercialization of Products by or on behalf of Novartis or its Affiliates (in connection with a Development and Commercialization Sublicense) or (2) in connection with a sublicense or license by Novartis of a Product for the Optioned Program to which such Optioned Program Technology, TScan Background Product IP or Unblock License relates (in the case of a Divestiture Sublicense). Novartis’ rights to sublicense are limited to those expressly set forth in this Section 3.3 and any sublicense which is not granted in accordance with the terms and conditions of this Section 3.3 is hereby deemed null and void.

3.3.2 Any Sublicensee of a Development and Commercialization Sublicense shall not have the right to grant further sublicenses to Third Parties. For clarity, any Sublicensee of a Divestiture Sublicense may grant sublicenses to Third Parties subject to compliance with Section 3.3.1 and Section 3.3.3 as if such Sublicensee were Novartis in those sections; provided, that, for the avoidance of doubt, Novartis will also remain responsible its Sublicensee’s compliance with the responsibilities assigned to it in Section 3.3.1, but will remain solely responsible for compliance with clause (iii) of the proviso in the first sentence of that Section.

3.3.3 Novartis shall provide TScan with a copy of any Sublicense Agreement, and any amendment thereto, within [***] days after its execution; provided that Novartis shall have the right to redact from such copy of such Sublicense Agreement for a Divestiture Sublicense or amendment thereto (a) any information which Novartis determines in good faith to be necessary to redact in order to protect any of its or its Sublicensee’s confidential or proprietary information that is not necessary in order to confirm compliance with Novartis’ obligations under this Agreement; and (b) any financial terms.

3.4 Right of First Negotiation. Commencing on the Effective Date and expiring [***] days after the conclusion of the Collaboration Term (the “ROFN Term”), TScan shall notify Novartis of a decision by TScan’s Board of Directors to seek a Third Party to exclusively license or similarly grant rights under Collaboration Technology to Develop or Commercialize products Directed to a Declined Program (excluding any offer for a Change of Control) (a “ROFN Notice”). TScan shall not commence discussions with a Third Party with respect to such Program until [***] days after providing the corresponding ROFN Notice (the “ROFN Election Period”). Additionally, if, during the ROFN Election Period, Novartis provides TScan with a term sheet to exclusively license such Collaboration Technology to develop or commercialize Products Directed to such Declined Program (“ROFN Election Notice”), then TScan shall not enter into an agreement with respect to such Collaboration Technology until [***] days after providing the corresponding ROFN Notice (the “ROFN Negotiation Period”), during which period Novartis may negotiate an agreement for TScan to grant Novartis such rights to such Collaboration Technology. On a Program-by-Program basis, TScan shall be free to Develop and Commercialize Collaboration Technology associated with such Declined Program, alone or with Third Parties without regard to this Section 3.4, after the earlier of: (a) the expiration of the ROFN Election Period for such Product without ROFN Election Notice; (b) the expiration of the ROFN Negotiation Period for such Product; and (c) the expiration of the ROFN Term. Notwithstanding the foregoing of this Section 3.4, Section 3.4 shall not apply to (and TScan shall have no obligation to notify Novartis prior to or refrain from entering into) any agreement to Develop or Commercialize products Directed to any antigen identified in a non-Collaboration Tumor Sample, Directed to any TScan Independently Identified Antigen, or consisting of a TScan Independently Identified TCR.

3.5 Exclusivity.

3.5.1 Tissue Exclusivity. Prior to the Exclusivity End Date, TScan will not use any Collaboration Tumor for antigen or TCR identification outside of the Collaboration.

3.5.2 Tumor Samples. Except with respect to Collaboration activities under or as expressly permitted by this Agreement, neither TScan nor its Affiliates shall use any of the Collaboration Tumor Samples for any purpose. For clarity, this Section 3.5.2 shall not restrict TScan’s rights under Section 3.1.3 to Develop or Commercialize Technology as expressly permitted by that section.

3.5.3 Target Exclusivity.

3.5.3.1 Designations.

(a)

Subject to Section 3.5.3.1(c), Novartis may designate any Collaboration Target as a High Priority Target by providing written notice to TScan of such designation. For clarity, Removed Targets (as defined below) are no longer Collaborations Targets upon proper designation pursuant to Section 3.5.3.1(d) and cannot be selected as High Priority Targets.

(b)

For clarity, Novartis may also remove any Collaboration Target’s status as a High Priority Target at any time prior to exercising an Option on such Collaboration Target by notifying TScan of such status change and may replace such High Priority Target with a substitute or replacement Collaboration Target, subject to the limitation in Section 3.5.3.1(c).

(c)	No more than [***] Collaboration Targets may be High Priority Targets at any given time.

(d)

For each Collaboration Target, commencing [***] days after the later of (1) the achievement of the Five Sample Threshold, or (2) the date that TScan first provides Novartis with a Validation Package for such Collaboration Target, TScan may designate such Collaboration Target as a “Removed Target” if: (i) such Collaboration Target is a TScan Independently Identified Antigen; (ii) such

Collaboration Target is not designated as a High Priority Target by Novartis in accordance with the terms of this Section 3.5.3 at the time of TScan’s designation; and (iii) such designation is made more than [***] days after TScan provides Novartis with a Validation Package for such Collaboration Target after (and based on) TScan’s most then-recent identification of such Collaboration Target as a target for cancer therapy in performing “Step 1: Target ID/TCR Discovery” (as set forth in the Research Plan) for a Collaboration Tumor. Removed Targets shall cease to be Collaboration Targets upon notice of such written designation. For clarity, once a Collaboration Target becomes a Removed Target it cannot be selected as a High Priority Target or otherwise become a Program that Novartis can Option. All Collaboration Targets that are not High Priority Targets shall be deemed Removed Targets upon and after the Exclusivity End Date. (For reference, all High Priority Targets for which Novartis does not exercise its Option become Declined Programs pursuant to Section 3.1.1.)

3.5.3.2 High Priority Targets. Prior to the Exclusivity End Date, TScan shall not (and TScan’s Affiliates shall not use Collaboration Technology consisting of Confidential Information to) Develop or Commercialize any products Directed at any High Priority Target.

3.5.3.3 Collaboration Targets. Prior to the Exclusivity End Date, TScan shall not (and TScan’s Affiliates shall not use Collaboration Technology consisting of Confidential Information to) Develop or Commercialize any products Directed at any Collaboration Targets.

3.5.3.4 Exception. Notwithstanding the foregoing: (a) without limiting Section 3.5.3.2, Section 3.5.3.3 does not restrict TScan or its Affiliates from Developing or Commercializing products Directed at any Removed Target in any way; and (b) Sections 3.5.1 and 3.5.3 (and its subsections) do not apply with respect to any Declined Program.

3.5.4

Intent Regarding TScan Independently Identified Antigens. Novartis acknowledges that TScan is a company primarily engaged in the area of antigen discovery and that this Agreement is not intended to broadly prevent TScan from pursuing (and/or partnering with Third Parties to pursue) TScan Independently Identified Antigens that may subsequently become Collaboration Targets. Upon TScan’s request, Novartis agrees to discuss in good faith amendments to this Agreement that reasonably enable TScan to pursue (and/or partner with Third Parties to pursue) the Development and/or Commercialization of products Directed at such TScan Independently Identified Antigens.

3.6 Novartis Restriction.

3.6.1 Neither Novartis nor its Affiliates shall Exploit any TScan Background Product IP or TScan Platform Improvements for any purpose except to Develop and Commercialize Products associated with an Optioned Program.

3.6.2 Notwithstanding anything in this Agreement to the contrary, Novartis shall be free to Develop and Commercialize any Novartis Independently Identified TCR and any product Directed to or made from any Novartis Independently Identified Antigen (including, without limitation, any TCR Directed to such proteins), alone or with Third Parties, outside of the scope of this Agreement and without any obligation to TScan, For clarity, this Section 3.6.2 does not grant a license under any Patents or other intellectual property rights. Further, this Section 3.6.2 does not preclude TScan from bringing forth a claim of infringement against or requesting royalties should such Novartis Independently Identified TCR, Product, or any use thereof is Covered by at least one (1) Valid Claim of a TScan Collaboration Patent or a Patent included in the TScan Background Product IP.

3.7 No Implied Rights. Neither Party grants any right or license to the other Party under any Know-How, Patent or other intellectual property rights of such Party except as expressly granted in this Agreement. All rights not expressly granted by a Party under this Agreement are reserved to such Party. For the sake of clarity, except to the extent an Acquiring Entity affirmatively participates in the performance of the Research Plan and notifies Novartis of such participation, in no event shall anything in this Agreement, including Section 3.2, be construed to include any automatic grant of any right, license or other authorization by an Acquiring Entity to any Party to this Agreement to use any Acquiring Entity Intellectual Property or, to limit any grant of any right, license or other authorization by an Acquiring Entity to any Third Party to use any Acquiring Entity Intellectual Property to research, develop, commercialize or co-promote compositions of matter or products.

3.8 Retained Rights. For clarity, nothing in this Agreement: (a) grants Novartis or its Affiliates any right or license with respect to the TScan Platform Technology or, except to the extent expressly licensed pursuant to the Unblock License, any TScan Platform Improvement; or (b) except for Section 3.2(to the extent an Option is exercised) and Sections 3.5.1, 3.5.2, and 3.5.3 restricts TScan or its Affiliates from using the TScan Platform Technology or TScan Platform Improvements in any way.

ARTICLE 4

GOVERNANCE

4.1 Establishment of Joint Steering Committee. Within [***] days after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) consisting of an appropriate number of representatives as may be agreed upon by the Parties, with an equal number of representatives designated by each Party. Each representative of the JSC must be an employee of Novartis or TScan. The initial members of the JSC will be nominated by the Parties promptly following the Effective Date. Such representatives shall be individuals suitable in seniority and experience and having delegated authority to make decisions of the JSC with respect to matters within the scope of the JSC’s responsibilities. The JSC shall operate in accordance with the provisions of Sections 4.2 to 4.8, and shall have no authority to alter, amend or waive the terms and conditions of this Agreement (other than amending the Research Plan), and specifically will have no right to alter or amend any payment obligations or terms, periods for performance, or the intellectual property rights of the Parties. A Party may change one or more of its representatives serving on the JSC at any time upon written notice to the other Party, provided that such replacement is of comparable authority and scope of functional responsibility within that Party’s organization as the person he or she is replacing. At its meetings, the JSC shall discuss the matters described below and such other matters as are reasonably requested by either Party’s Alliance Manager. The JSC shall remain in effect, on a Product-by-Product basis, until the completion of the Collaboration Term.

4.2 Responsibilities. The JSC shall perform the following functions:

4.2.1 review and discuss the conduct of the activities and results under the Research Plan;

4.2.2 approval of Collaboration Tumor Samples for inclusion in the Collaboration consistent with the Research Plan;

4.2.3 determine which Collaboration Targets to prepare Validation Packages for;

4.2.4 determine the Programs and maintain a list for which TScan should prepare Requested Data Packages for Novartis’ evaluation;

4.2.5 review and discuss any scientific or technical issues arising under the Agreement;

4.2.6 propose amendments to the Research Plan; and

4.2.7 perform such other functions as are specifically designated for the JSC in this Agreement or that the Parties mutually agree in writing to refer to the JSC.

4.3 Co-Chairs. Each Party shall designate one of its representatives on the JSC to co-chair the meetings for the JSC (each, a “Co-Chair”). The Co-Chairs shall, through and with the assistance of the Alliance Managers, coordinate and prepare the agenda for, and ensure the orderly conduct of, the meetings of the JSC. The Co-Chairs shall, through and with the assistance of the Alliance Managers, solicit agenda items from the JSC members and provide an agenda, along with appropriate information for such agenda, reasonably in advance of any meeting. Such agenda shall include all items requested by either Co-Chair for inclusion therein. Each agenda shall include discussion regarding the need and/or status of Requested Data Packages as well as any delivered Data Packages. In the event the Co-Chairs or another JSC member from either Party is unable to attend or participate in a meeting of the JSC, the Party whose Co-Chair or member is unable to attend may designate a substitute co-chair or other representative for the meeting with prior written notice.

4.4 Meetings. The JSC shall meet in person at least [***] times a year or more frequently (a) as mutually agreed between the Parties, (b) as required to review the Research Plan and/or the Product Development Plans submitted for its review, or any amendments thereto, and (c) as required to resolve disputes, disagreements or deadlocks unresolved by the Alliance Managers, in each case, on such dates, and at such places and times, as the Parties shall agree; provided that the Parties shall endeavor to have the first meeting of the JSC within [***] days after its establishment. The members of the JSC also may convene or be polled or consulted from time to time by means of telecommunication, video conference, electronic mail or correspondence, as deemed necessary or appropriate. Each Party shall be responsible for the cost of such Party’s own personnel and for its own expenses in attending such meetings and carrying out the other activities contemplated under this Article 4. As appropriate, the JSC may invite a reasonable number of non-voting employees, consultants and scientific advisors to attend its meetings as non-voting observers, provided that such invitees are bound by confidentiality obligations at least as stringent as the provisions set forth herein. Each Party may also call for special meetings of the JSC to discuss particular matters requested by such Party.

4.5 Minutes. The Co-Chairs of the JSC (or their respective designees) shall keep the minutes of the JSC meetings. The JSC shall formally accept the minutes of the previous meeting at or before the next meeting of the JSC. Minutes shall list action items, key decisions made, and shall designate any issues that need to be resolved by the JSC or applicable resolution process. In the event of any objection to the minutes that is not resolved by mutual agreement of the Parties, such minutes will be amended to reflect such unresolved dispute.

4.6 Decisions.

4.6.1 All decisions of the JSC shall be made by unanimous vote, with each Party having one (1) vote. In order to make any decision, the JSC must have present (in person or via telephone or videoconference) and voting at least one (1) representative of each Party.

4.6.2 Subject to the terms of this Agreement, if the JSC cannot resolve a matter within [***] days, or such shorter time as may be determined by the Parties, after it begins discussing any such delegated matter (a “Committee Deadlock”), then the JSC shall escalate such Committee Deadlock to the Senior Officers for resolution by consensus. If, following consideration by the Senior Officers for a period of up to [***] days, there is still no consensus, then Novartis shall have the final decision-making authority with respect to such Committee Deadlock. Notwithstanding the foregoing, the JSC cannot amend the Research Plan or Budget without the mutual written consent of both Parties.

4.7 Alliance Managers. Each Party shall designate an individual to serve as the main point of contact for such Party to exchange information, facilitate communication and coordinate the Parties’ activities under this Agreement (each, an “Alliance Manager”). Without limiting the foregoing, the Alliance Managers will be responsible for presenting to the JSC for its consideration and review any and all updates to Research Plan, including to the budget associated with a Research Plan, proposed or requested by either Party. The Alliance Managers shall attend meetings (or designate an appropriate representative to attend meetings on the Alliance Manager’s behalf) between the Parties, including JSC meetings. Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party.

4.8 Joint Research Committee. In addition to the JSC, the Parties will establish a joint research committee (“Joint Research Committee” or “JRC”), which will be subordinate to the JSC, consisting of an appropriate number of representatives as may be agreed upon by the Parties, with an equal number of representatives designated by each Party. Each representative of the JRC must be an employee of Novartis or TScan. The initial members of the JRC will be nominated by the Parties promptly following the Effective Date. All decisions of the JRC shall be made by unanimous vote, with each Party having one (1)

vote. In order to make any decision, the JRC must have present (in person or via telephone or videoconference) and voting at least one (1) representative of each Party. In the event of a dispute that cannot be informally resolved by the JRC, the matter will be presented to the JSC for determination. The JRC shall meet on a monthly basis on dates and times to be determined by the JRC. The JRC shall be responsible for promoting ongoing discussions with respect to the progress of the Collaboration, including scientific updates and day to day guidance of the research activities and such other matters that may be assigned to it by the JSC.

ARTICLE 5

DEVELOPMENT OF PRODUCTS.

5.1 Development Diligence Obligations. Following the exercise of the Option with respect to a Program, Novartis shall use Commercially Reasonable Efforts, by itself, through its Affiliates and agents, or through Sublicensees, to Develop Products associated with such Optioned Program, and Novartis will have sole responsibility with respect thereto.

5.2 Product Development Plans. Following the exercise of the Option with respect to a Program, Novartis shall provide TScan with a high-level development plan covering Novartis’ Development activities through its first filing of an NDA for the first Product associated with such Optioned Program with any Regulatory Authority and annual (or more frequently as Novartis may determine) updates thereto (each, a “Product Development Plan”). Novartis may modify each Product Development Plan at any time in its sole discretion.

5.3 Regulatory Affairs. Novartis shall own, and be solely responsible, at its sole expense, for preparing, seeking, submitting and maintaining, all regulatory filings and Regulatory Approvals for each Product associated with any Optioned Programs. Except to the extent prohibited by applicable Law, all Regulatory Documentation (including all Regulatory Approvals) relating to such Products shall be owned by and shall be the sole property and held in the name of Novartis or its designated Affiliate, or its or their designee. Novartis shall have the sole right to conduct and control all interactions and communications with any Governmental Authority relating to any such Products.

5.4 Commercialization of Products.

5.4.1 Diligence Obligations. Novartis shall use Commercially Reasonable Efforts, by itself or through its Affiliates and agents or through its or their Sublicensees to Commercialize each Product in each country following Regulatory Approval of such Product in the respective country.

5.4.2 Commercialization Responsibilities. Novartis shall have the sole right and responsibility, in its sole discretion and at its sole cost and expense, to Commercialize the Products.

ARTICLE 6

FINANCIAL PROVISIONS

6.1 Upfront Payment. Within [***] Business Days after the Effective Date, Novartis shall make a one-time lump sum payment to TScan of Twenty Million Dollars (USD$20,000,000), which payment shall be non-refundable, non-contingent and non-creditable against other payments due hereunder.

6.2 Option Exercise Payment. On a Program-by-Program basis, Novartis shall pay to TScan an option exercise payment of [***] if Novartis exercises an Option under Section 3.1.1 (the “Option Exercise Payment” for such Program). Such payments shall be made within [***] days after receipt of an Invoice for the same, which will be issued upon TScan’s receipt of Novartis’ election to exercise the Option as set forth in Section 3.1.1. Each such payment shall be non-refundable, non-contingent and non-creditable against other payments due hereunder.

6.3 Development Milestone Payments.

6.3.1 On an Optioned Program-by-Optioned Program basis, Novartis shall pay TScan the following one-time Milestone

6.3.2 Payments (each, a “Development Milestone Payment”) upon achievement of each of the corresponding Milestones for such Optioned Program (each, a “Development Milestone”) by Novartis, its Affiliates, or any Sublicensees:

Milestone	Milestone Payment (USD)
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
Total Amount		$230,000,000

Each Development Milestone Payment shall be deemed earned as of the first achievement of the corresponding Development Milestone for such Optioned Program. Novartis shall provide TScan with notice of the achievement of each Development Milestone within [***] days after such Development Milestone has been achieved, and will pay such Development Milestone Payment within [***] days of receipt of an Invoice for the relevant amount. For the avoidance of doubt, subject to Section 6.3.3: (i) each Development Milestone Payment shall be payable only on the first occurrence of the corresponding Development Milestone with respect to the corresponding Optioned Program; and (ii) none of the Development Milestone Payments shall be payable more than once for the corresponding Optioned Program (regardless of the number of Products associated with such Optioned Program that achieve such Development Milestone). For the avoidance of doubt, the total amount of Development Milestone Payments for each Optioned Program shall not exceed USD$230,000,000.

6.3.3 For each of the Development Milestones for an Optioned Program, if Novartis, its Affiliates, or any Sublicensee first achieves (or is deemed to have achieved pursuant to Section 6.3.4) such Development Milestone through the use of a Target Product, then the Milestone Payment associated with such achievement shall instead be [***] of the Milestone Payment that would otherwise be due for the achievement of such Milestone with a TCR Therapeutic Product (i.e., [***]% of the amount set forth in the table in Section 6.3.1). If, after achievement of such Milestone for such Optioned Program with a Target Product, such Milestone for such Optioned Program is subsequently achieved (or deemed achieved pursuant to Section 6.3.4) with a TCR Therapeutic Product, then Novartis shall pay TScan the remaining [***] of such Milestone Payment. For the avoidance of doubt, if a TCR Therapeutic Product achieves a milestone set forth in Section 6.3.1 and a Target Product from the same Optioned Program subsequently achieves the same Development Milestone, only the Development Milestone for the TCR Therapeutic Product will be paid. This Section 6.3.3 supersedes Section 6.3.1 to the extent of any conflict.

6.3.4 For Section 6.3.1 and Section 6.3.3, the achievement of a later Development Milestone shall trigger the Development Milestone Payment of an earlier Development Milestone in the event such earlier Development Milestone event had not been triggered prior to achievement of the later development milestone event. For the purposes of Section 6.3.3, achievement of a Development Milestone for an Optioned Program with an TCR Therapeutic Product shall be deemed achievement of all earlier Development Milestones for such Optioned Program. For example, the Phase III Clinical Trial may be skipped if the Phase II(b) Clinical Trial study is considered a pivotal trial sufficient for seeking Regulatory Approval of a Product, or a Phase II(b) Clinical Trial study may be skipped for a Phase III Clinical Trial. In the former case, the Milestone for the initiation of a Phase III Clinical Trial will be considered to have been met upon First Commercial Sale of the Product anywhere in the world and, in the latter case, both the Phase II(b) Clinical Trial and Phase III Clinical Trial Milestone will be considered to have been met upon initiation of the first Phase III Clinical Trial.

6.4 Commercial Milestone Payments.

6.4.1 Subject to the terms of this Agreement, on an Optioned Program-by-Optioned Program basis, Novartis shall make the following payments to TScan (each a “Commercial Milestone Payment”) after the first achievement by of the applicable event set forth below with respect to such Optioned Program (each a “Commercial Milestone Event”). Solely for the purpose of determining whether the various Commercial Milestone Events set forth below have been met, for each Calendar Year and each Optioned Program, an amount (the “Adjusted Net Sales Amount”) shall be computed, which will be equal to the sum of: (a) Annual Net Sales of all TCR Therapeutic Products associated with such Optioned Program in all countries in such Calendar Year; plus (b) [***] of Annual Net Sales of all Target Products associated with such Optioned Program in all countries in such Calendar Year. Each of the Commercial Milestone Payments are payable only once for each Optioned Program, upon the first achievement of such Commercial Milestone Event for such Optioned Program. Novartis will notify TScan in writing of the achievement of each Commercial Milestone Event via the applicable Sales & Royalty Report, and Novartis shall pay to TScan the corresponding Commercial Milestone Payment together with the Royalty payment in the manner set forth in Section 6.10. For the avoidance of doubt, the total amount of Commercial Milestone Payments for each Optioned Program shall be no more than USD$260,000,000.

Commercial Milestone Event	Commercial Milestone Payment
Adjusted Net Sales Amount for such Optioned Program exceed $[***] in any Calendar Year.	$	[***	]
Adjusted Net Sales Amount for such Optioned Program exceed $[***] in any Calendar Year.	$	[***	]
Adjusted Net Sales Amount for such Optioned Program exceed $[***] in any Calendar Year.	$	[***	]
Total Amount		$260,000,000

6.5 Royalty Payments. On an Optioned Program-by-Optioned Program basis, Novartis shall pay TScan a percentage of annual Net Sales of TCR Therapeutic Products and/or Target Products associated with such Optioned Program (the “Royalty Rate”) as set forth in this Section 6.5 (“Royalty Payment”). The Royalty Payment shall be payable to TScan on a Product-by-Product basis and country-by-country basis until the latest to occur of (a) the last to expire Valid Claim of all Patents in the Optioned Program Technology in each case, that Covers the manufacture, use, importation or sale of such Product in such country, (b) [***] years after First Commercial Sale of such Product in such country, or (c) the expiration of any regulatory or marketing exclusivity, including any regulatory data protection, for such Product in such country (the “Royalty Term”). If, with respect to an Optioned Program, the Royalty Term in a country continues only as a result of clauses (b) and or (c) of the prior sentence (i.e., there is no Valid Claim of any Patent in the Optioned Program Technology (or Patents licensed pursuant to the Unblock License), in each case, that Covers the manufacture, use, importation or sale of such Product from such Optioned Program in such country), then, for the purpose of computing the Royalty Rate in such country after such point in time, for the purpose of determining the Royalty Rate set forth in the chart below, the applicable Net Sales shall be multiplied by [***]%. For the purpose of determining Net Sales Tranches as set forth below, for each Optioned Program, the Annual Net Sales of all TCR Products from such Optioned Program will be aggregated and the Royalty Rates and Royalty Payments for TCR Products will be computed accordingly, and, separately, the Annual Net Sales of all Target Products from such Optioned Program will be aggregated, and the respective Royalty Rates and Royalty Payments for such Target Products will be computed:

Net Sales Tranche	Royalty Rate for TCR Therapeutic Products		Royalty Rate for Target Products
For the portion of Net Sales of such Product that are a portion of the first $[***] in Annual Net Sales for such Optioned Program in such Calendar Year.	[***]	%	[***]	%
For the portion of Net Sales of such Product that are a portion of the Annual Net Sales for such Optioned Program greater than $[***] but less than or equal to $[***] in such Calendar Year.	[***]	%	[***]	%
For the portion of Net Sales of such Product that are a portion of the Annual Net Sales for such Optioned Program greater than $[***] but less than or equal to $[***] in such Calendar Year.	[***]	%	[***]	%
For the portion of Net Sales of such Product that are a portion of the Annual Net Sales for such Optioned Program greater than $[***] but less than or equal to $[***] in such Calendar Year.	[***]	%	[***]	%
For the portion of Net Sales of such Product that are a portion of the Annual Net Sales for such Optioned Program greater than $[***] in such Calendar Year.	[***]	%	[***]	%

6.6 Payments under BWH License Agreement. TScan will be solely responsible for the payment of all costs arising under the BWH License Agreement. TScan will promptly make all such payments in accordance with the provisions of the BWH License Agreement.

6.7 Blocking Third Party Patents. On a Product-by- Product basis and Calendar Quarter-by-Calendar Quarter basis, Novartis shall have the right to reduce any Royalty Payments for a Product otherwise payable to TScan for a Calendar Quarter by [***] of any royalties that are paid by Novartis in such Calendar Quarter to any Third Party in consideration for a license or other rights to any Patents that are infringed by the use of the Optioned Program Technology (or any Patents licensed pursuant to the Unblock License, if applicable); provided, however, that in no event may any Royalty Payment payable to TScan hereunder for any Product be reduced as a result of the application of the royalty reductions set forth in this Section 6.7 by more than [***] of the amount that would otherwise be owed to TScan under Section 6.5 for such Product. Novartis will be entitled to carry forward any amounts that it is not able to deduct as a result of the proviso in the prior sentence to subsequent Calendar Quarters.

6.8 Taxes. Each Party shall be responsible for its own taxes, duties, levies, imposts, assessments, deductions, fees, withholdings or similar charges imposed on or measured by net income or overall gross income (including branch profits), gross receipts, capital, ability or right to do business, property, and franchise or similar taxes pursuant to applicable Law. If Novartis is required to deduct or withhold from any payment due hereunder any taxes, duties, levies, imposts, assessments, deductions, fees, and other similar charges by applicable Law or any Governmental Authority (“Withholding Taxes”) for any

payment under Section 6, then Novartis shall pay such Withholding Taxes to the local applicable Governmental Authority and make the payment to TScan of the net amount due after deduction or withholding of such taxes. Such Withholding Taxes shall be treated for all purposes of this Agreement as having been paid to TScan hereunder. Novartis shall submit reasonable proof of payment of the Withholding Taxes within a reasonable period of time after such Withholding Taxes are remitted to the Governmental Authority. The Parties shall reasonably cooperate to eliminate or minimize any such Withholding Taxes.

6.9 Value Added Tax. Notwithstanding anything contained in Section 6.8, this Section 6.9 shall apply with respect to VAT. All payments under this Agreement are exclusive of VAT. If any VAT is required in respect of any payments under applicable Law, the payor shall pay VAT at the applicable rate in respect of any such payments following the receipt of a valid VAT invoice in the appropriate form issued by the payee in respect of those payments, such VAT to be payable on the later of the due date of the payments to which such VAT relates and [***] days after the receipt by the payor of the applicable valid invoice relating to that VAT payment. The Parties will reasonably cooperate to issue valid VAT invoices for all amounts due under this Agreement consistent with VAT requirements. The payor shall not be responsible for any penalties and interest resulting from the failure by the payee to collect (if not included on a valid VAT invoice) or remit any such VAT. The Parties shall reasonably cooperate to report, eliminate or minimize the amount of any such VAT imposed on the transactions contemplated in this Agreement. For clarity, any invoice to be provided to Novartis pursuant to this Section 6.9 shall be an Invoice.

6.10 Novartis Statements and Payment. Within [***] days after each Calendar Quarter during the term of this Agreement following the First Commercial Sale of a Product, Novartis will, on a Product-by-Product basis, provide to TScan a Sales & Royalty Report, which will also indicate which Optioned Program the relevant Product(s) relate to. TScan shall submit an Invoice to Novartis with respect to the royalty amount shown therein. Novartis shall pay such royalty amount within [***] days after receipt of the Invoice.

6.11 Currency Exchange. All payments under this Agreement shall be payable in US dollars via wire transfer of immediately available USD funds from a bank in the United States to an account designated in writing by that Party to the other Party. When conversion of payments from any foreign currency is required to be undertaken by Novartis, the USD equivalent shall be calculated using Novartis’ then-current standard exchange rate methodology as applied in its external reporting.

6.12 Records Retention; Financial Audit.

6.12.1 Record Retention. Each Party shall maintain complete and accurate books, records and accounts for the calculation of Research Costs, reporting and payment of Withholding Taxes, and Royalty Payments due, as applicable, in sufficient detail to confirm the accuracy of any Research Cost reports and any Royalty Payments required under this Agreement, which books, records and accounts shall be retained until [***] years after the end of the period to which such books and records pertain, or longer as is required by applicable Law.

6.12.2 Financial Audit. Each Party (in such context, the “Auditing Party”) may, upon written request, cause an internationally-recognized independent accounting firm (the “Auditor”), which is reasonably acceptable to the other Party (the “Audited Party”), to inspect the relevant records of the Audited Party and its Affiliates to verify the

Research Costs (in the case of TScan) and Royalties (in the case of Novartis) and the related reports, statements, and books of accounts, as applicable. Before beginning its audit, the Auditor shall execute an undertaking acceptable to the Audited Party by which the Auditor agrees to keep confidential all information reviewed during the audit. The Auditor shall have the right to disclose to the Auditing Party only its conclusions regarding any payments owed under this Agreement.

6.12.3 Availability of Books and Records. The Audited Party shall make their records available for inspection by the Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from the Auditing Party. The records shall be reviewed solely to verify the accuracy of the Research Costs (in the case of TScan) and Royalties and Commercial Milestone Payments (in the case of Novartis) and compliance with this Agreement. Such inspection right shall not be exercised more than once in any calendar year and not more frequently than once with respect to records covering any specific period of time. In addition, the Auditing Party shall only be entitled to audit the books and records of the Audited Party from the [***] calendar years prior to the calendar year in which the audit request is made. The Auditing Party will hold in strict confidence all information received and all information learned in the course of any audit or inspection, except to the extent necessary to enforce its rights under this Agreement or to the extent required to comply with any law, regulation or judicial order.

6.12.4 The Auditor shall provide its audit report and basis for any determination to the Audited Party at the time such report is provided to the Auditing Party before it is considered final. The Audited Party shall have the right to request a further determination by such Auditor as to matters which the Audited Party disputes within [***] days following receipt of such report. In such event, the Audited Party will provide the Auditing Party and the Auditor with a reasonably detailed statement of the grounds upon which it disputes any findings in the audit report and the Auditor shall undertake to complete such further determination within [***] days after the dispute notice is provided, which determination shall be limited to the disputed matters. Any matter that remains unresolved shall be resolved in accordance with the dispute resolution procedures contained in Section 12.3.

6.12.5 Payment of Additional Amounts. The Auditing Party shall pay for such inspections, as well as its expenses associated with enforcing its rights with respect to any payments hereunder. In addition, if an underpayment of more than [***] of the total payments due for the applicable audit period is discovered, the fees and expenses charged by the Auditor shall be paid by the Audited Party. If, based on the results of any audit conducted under Section 6.12.2, undisputed payments are owed to a Party under this Agreement, then such Party shall make such payments within [***] days after the accounting firm’s written report is delivered to the Parties, with interest calculated thereon in accordance with Section 6.13.

6.13 Interest on Late Payments. Any failure by either Party to make a payment of any undisputed amount when due shall obligate that Party to pay interest to the other Party on the amount unpaid at the most recently published LIBOR plus [***] per annum (or, if lower, the maximum rate permitted by applicable Law) calculated on a daily basis and payable for the period from the date payment is due until the date payment is actually made, without prejudice to the recipient’s right to receive payment on the due date.

ARTICLE 7

CONFIDENTIALITY

7.1 Protection of Confidential Information. The Receiving Party shall not, and shall cause its Affiliates and its and their officers, directors, employees and agents not to, disclose or disseminate Confidential Information of the Disclosing Party to any Third Party unless expressly permitted hereunder, and shall not use such Confidential Information for any purpose other than in performing the Receiving Party’s obligations or exercising the Receiving Party’s rights under this Agreement. In addition, the Receiving Party shall take, and shall cause its Affiliates to take, reasonable steps to protect the Confidential Information of the Disclosing Party from unauthorized use or disclosure, which steps shall be no less than those the Receiving Party takes to protect its own confidential or proprietary material of a similar nature. Each Party shall be responsible for any breach of its confidentiality obligations by its respective employees and agents. The foregoing obligations shall apply equally to all copies, extracts and summaries of the Disclosing Party’s Confidential Information.

7.2 Certain Permitted Disclosures.

7.2.1 Disclosure Required by Law. Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information of the Disclosing Party to the extent such disclosure is required by applicable Law, provided that, to the extent it may legally do so, the Receiving Party shall: (a) give reasonable advance notice to the Disclosing Party of such disclosure to permit the Disclosing Party to use its reasonable efforts to secure confidential treatment of such Confidential Information prior to disclosure to the extent such treatment is applicable (whether through protective orders or otherwise), (b) cooperates with the Disclosing Party in the exercise of its right to protect the confidentiality of the Confidential Information, and (c) discloses only that Confidential Information that is required to be disclosed.

7.2.2 Disclosure for Agreement Purposes. The Receiving Party may disclose Confidential Information of the Disclosing Party to a Third Party to the extent such disclosure is reasonably necessary to exercise the rights granted to or retained by it under this Agreement, including in preparing, filing, maintaining or prosecuting Patents, prosecuting or defending litigation or submitting information to Governmental Authorities for the purpose of seeking Regulatory Approvals with respect to a Product, as applicable.

7.2.3 Disclosure to Certain Third Parties. The Receiving Party may disclose such of the Disclosing Party’s Confidential Information to (a) its Affiliates, and its and their employees, directors and consultants who have a need to know such Confidential Information, (b) to Third Party subcontractors identified in the Research Plan or approved by the JSC; (c) in the case of Novartis, its existing or potential Sublicensees, in each case ((a), (b) and (c)), who are bound by obligations of confidentiality and non-use at least as stringent as those by which the Receiving Party is bound hereunder, and (d) in the case of TScan, to (i) Brigham and Women’s Hospital, Inc., but only if and to the extent TScan is required to do so to comply with its obligations under the BWH License Agreement (e.g., royalty reports) or (ii) its existing or potential investors, collaborators or acquirers, in each case who are bound by obligations of confidentiality and non-use at least as stringent as those by which the Receiving Party is bound hereunder.

7.3 Return of Confidential Information. Upon termination of this Agreement, the Receiving Party shall promptly return or destroy all of the Disclosing Party’s Confidential Information, including all information relating to Products received hereunder and copies thereof in any medium, unless, and solely for so long as, the Receiving Party has continuing rights to use the foregoing pursuant to Article 9. Notwithstanding the foregoing, the Receiving Party may retain one copy for its legal files. Nothing herein shall require the erasure or destruction of back-up media made in the ordinary course of business, provided that it is not accessible in the ordinary course of business.

7.4 Unauthorized Use. If the Receiving Party becomes aware or has Knowledge of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information, it shall promptly notify the Disclosing Party of such unauthorized use or disclosure.

7.5 Public Disclosure.

7.5.1 Neither Party shall mention or otherwise use the name, logo or trademark of the other Party or any of its Affiliates or any abbreviation or adaptation thereof in any advertising, marketing, promotional or sales literature or other form of publicity, except as follows:

(a) Subject to Section 7.5.1(c), each Party may state that they have entered into this Agreement. For this purpose, each Party may use the name of the other Party, and may make a high level non-confidential statement about the existence, scope and key terms of this contractual relationship, and development and regulatory status of any Products associated with Optioned Programs.

(b) Either Party or its Affiliates may make such a disclosure to the extent required by the rules of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded.

(c) Upon either Party’s request, the Parties shall cooperate in good faith to mutually agree on a press release with respect to this Agreement. Except for any subsequent announcements that contain no additional information that is not included in such press release, neither Party shall issue any other public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

7.5.2 If either Party is required to file this Agreement with the U.S. Securities and Exchange Commission, any successor or replacement agency, or its foreign equivalent, the filing Party shall use commercially reasonable efforts to secure confidential treatment of this Agreement consistent with such mutually agreed redacted version.

7.5.3 Once a Collaboration Target becomes a Declined Program or becomes Removed Target (or Novartis’ rights thereto terminate pursuant to Section 9.7), Collaboration Know-How specifically and solely relating to such Collaboration Target (and/or any Identified TCR Directed to such Collaboration Target) shall be deemed to be the Confidential Information of TScan only. Additionally, Collaboration Know-How specifically and solely relating to any Collaboration Target (and/or any Identified TCR Directed to such Collaboration Target) shall cease to be deemed Collaboration Know-How once such Collaboration Target becomes a Removed Target (but shall remain Confidential Information of TScan).

ARTICLE 8

INTELLECTUAL PROPERTY

8.1 Collaboration Technology.

8.1.1 TScan Background IP. As between Novartis and TScan, subject to the licenses and other rights granted herein, TScan will retain all right, title and interest, title to all TScan Background IP, including rights to any Third Party intellectual property rights that are licensed to TScan (“In-Licensed IP”). TScan will maintain the BWH License Agreement and any Agreements that it has with Third Parties with respect to In-Licensed IP that is sublicensed to Novartis under this Agreement (if any) (collectively “In-Licensed IP Agreements”) in full force and effect, and will not take any action, or fail to take any action, that would cause TScan to breach its obligations under the In-Licensed IP Agreements or otherwise diminish the scope or exclusivity of the rights granted to Novartis through amendment, waiver or otherwise without the prior written consent of Novartis, which will not be unreasonably withheld. TScan will give written notice to Novartis within [***] Business Days after becoming aware of (a) any facts or circumstances that constitute a breach of the In-Licensed IP Agreement by TScan that could lead to termination under the terms of such In-Licensed IP Agreement, and (b) any notice, correspondence, or communication alleging or confirming a breach of the In-Licensed IP Agreements by TScan. TScan will use Commercially Reasonable Efforts to promptly cure any such breach by it or its Affiliates of the In-Licensed IP Agreements within the timeframes set forth in the relevant In-Licensed IP Agreements to avoid the termination of such agreements. If TScan receives notice of such a breach by TScan or one of its Affiliates of the In-Licensed IP Agreements, where termination of the In-Licensed IP Agreements or any diminishment of the scope or exclusivity of the licenses thereunder is being or could be sought by the relevant Third Parties as a result of such breach, then TScan will promptly, but in any event within [***] Business Days following TScan’s receipt of such notice, provide written notice thereof to Novartis, and TScan hereby grants Novartis the right (but not the obligation) to cure such breach.

8.1.2 Ownership of Collaboration Technology. Ownership of Collaboration Technology shall be determined by inventorship (i.e., Collaboration Technology invented solely by TScan, its Affiliates, and its or their employees and agents shall be owned by TScan; Collaboration Technology invented solely by Novartis, its Affiliates, and its or their employees and agents shall be owned by Novartis; and Collaboration Technology invented jointly by TScan, its Affiliates, and its or their employees and agents together with Novartis, its Affiliates, and its or their employees and agents shall be jointly owned by the Parties).

8.1.3 United States Law. The determination of whether Know-How is invented by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with the principles of patent law in the USA, irrespective of where or when such invention occurs (in the case of non-patentable Know-How, inventorship will also be determined under such principles by treating such Know-How as if it were patentable. Subject to the licenses granted under Sections 3.2 and the other provisions of this Agreement and the applicable exclusivity obligations hereunder and without granting any rights in any intellectual property other than Joint Collaboration Technology, each Party shall have the right to Exploit any of the Joint Collaboration Technology without the consent of (or right to account to) the other Party.

8.1.4 Platform Improvements. Notwithstanding the foregoing (a) as between the Parties, TScan shall solely own all right, title and interest in and to TScan Platform Improvements; and (b) TScan Platform Improvements shall not be considered Collaboration Technology.

8.1.5 Assignment Obligation. Each Party shall, and does hereby, assign, and shall cause its Affiliates to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Collaboration Technology or TScan Platform Improvements, as applicable, as is necessary to fully effect, as applicable, the allocation of ownership set forth in Section 8.1.2, Section 8.1.3 and Section 8.1.4. Each Party shall cause all Persons who invent any Collaboration Technology or TScan Platform Improvements to be under an obligation to assign their rights in any Collaboration Technology or TScan Platform Improvements resulting therefrom to such Party.

8.2 Prosecution and Maintenance of Patents.

8.2.1 Solely Owned Patents.

8.2.1.1 Subject to Section 8.2.2, each Party shall have the sole right (but not the obligation), in its sole discretion and at its sole cost, to prepare, file, prosecute and maintain all Patents that are owned solely by such Party.

8.2.1.2 Subject to Section 8.2.2, with respect to TScan Collaboration Patents: (a) TScan shall give Novartis an opportunity to review any application with respect to such TScan Collaboration Patents before filing, shall consult with Novartis with respect thereto, and shall incorporate any reasonable comments of Novartis with respect thereto; (b) TScan shall supply Novartis with a copy of such application as filed, together with notice of its filing date and serial number; (c) TScan shall keep Novartis reasonably informed of the status of the actual and prospective patent filings with respect to such TScan Collaboration Patents; and (d) TScan shall provide advance copies of any official correspondence related to the filing, prosecution and maintenance of such patent filings.

8.2.1.3 Subject to Section 8.2.2, with respect to any TScan Collaboration Patents, if TScan elects not to file a patent application for such TScan Collaboration Patent in any country or elects to cease the prosecution or maintenance of such TScan Collaboration Patents in any country, then TScan shall provide Novartis with notice immediately, but not less than [***] days before any action is required, upon the decision to not file or continue the prosecution of such patent application or maintenance of such patent. In the event TScan has provided notice to Novartis as described in the preceding sentence, Novartis shall be permitted, at its sole cost, to file or continue prosecution or maintenance of such TScan Collaboration Patents in such country, in TScan’s name, using patent counsel selected by Novartis and reasonably acceptable to TScan. If Novartis does not file and continue prosecution and maintenance of such TScan Collaboration Patents, then such TScan Collaboration Patents shall then be excluded from the relevant Option.

8.2.1.4 Novartis’ rights under this Section 8.2.1.2 and Section 8.2.1.3 shall expire on with respect to the relevant TScan Collaboration Patents upon the expiration of the relevant Option Exercise Period.

8.2.2 Joint Collaboration Patents and Optioned Program Patents.

8.2.2.1 If any Joint Collaboration Know-How arises under this Agreement, the Parties shall promptly meet to discuss and determine the patent strategy with respect thereto.

8.2.2.2 Novartis shall have the first right, but not the obligation, to prepare, file, prosecute and maintain any Joint Collaboration Patent and/or Optioned Program Patents throughout the world using patent counsel selected by Novartis and reasonably acceptable to TScan. In such event, Novartis shall give TScan an opportunity to review any application with respect to such Joint Collaboration Patent and/or Optioned Program Patents before filing, shall consult with TScan with respect thereto, and shall incorporate any reasonable comments of TScan with respect thereto. Novartis shall supply TScan with a copy of the application as filed, together with notice of its filing date and serial number. Novartis shall keep TScan reasonably informed of the status of the actual and prospective patent filings (including the grant of any Joint Collaboration Patent and/or Optioned Program Patent), and shall provide advance copies of any official correspondence related to the filing, prosecution and maintenance of such patent filings. TScan shall reimburse Novartis for [***] of the reasonable out-of-pocket costs incurred by Novartis in preparing, filing, prosecuting and maintaining such Joint Collaboration Patents, which reimbursement will be made pursuant to invoices submitted by Novartis to TScan no more often than once per Calendar Quarter. Novartis shall bear all its costs for preparing, filing, prosecuting and maintaining such Optioned Program Patents.

8.2.2.3 If Novartis elects not to file a patent application included in such Joint Collaboration Patents and/or Optioned Program Patents in any country or elects to cease the prosecution or maintenance of any such Joint Collaboration Patent and/or Optioned Program Patents in any country, then Novartis shall provide TScan with notice immediately, but not less than [***] days before any action is required, upon the decision to not file or continue the prosecution of such patent application or maintenance of such patent. In the event Novartis has provided notice to TScan as described in the preceding sentence, TScan shall be permitted to file or continue prosecution or maintenance of such Joint Collaboration Patent and/or Optioned Program Patents in such country using patent counsel selected by TScan and reasonably acceptable to Novartis. TScan shall give Novartis an opportunity to review any application with respect to such Joint Collaboration Patent and/or Optioned Program Patents before filing, shall consult with Novartis with respect thereto, and shall incorporate any reasonable comments of Novartis with respect thereto. TScan shall supply Novartis with a copy of the application as filed, together with notice of its filing date and serial number. In such event, TScan shall keep Novartis reasonably informed of the status of the actual and prospective patent filings (including the grant of any Joint Collaboration Patent and/or Optioned Program Patent), and shall provide advance copies of any official correspondence related to the filing, prosecution and maintenance of such patent filings. Novartis shall reimburse TScan for [***] of the reasonable out-of-pocket costs incurred by TScan in preparing, filing, prosecuting and maintaining such Optioned Program Patent, which reimbursement will be made pursuant to Invoices submitted by TScan to Novartis no more often than once per Calendar Quarter. TScan shall bear all its costs for preparing, filing, prosecuting and maintaining such Joint Collaboration Patents.

8.2.2.4 If either Party (the “Declining Party”) at any time declines to share in the costs of filing, prosecuting and maintaining any such Joint Collaboration Patent and/or Optioned Program Patent on a country by country basis as set out in Section 8.2.2.2 and 8.2.2.3, the Declining Party shall provide the other Party (the “Continuing Party”) with [***] days’ prior notice to such effect, in which event, the Declining Party shall have no responsibility for any expenses incurred in connection with such Joint Collaboration Patent and/or Optioned Program Patent after the end of such [***] day period. With respect to Joint Collaboration Patents, if the Continuing Party elects to continue prosecution or maintenance, the Declining Party will, upon the Continuing Party’s request, execute such documents and perform such acts, at the Continuing Party’s expense, (a) as may be reasonably necessary to assign to the Continuing Party all of the Declining Party’s right title, and interest in and to such Joint Collaboration Patent, and (b) to permit the Continuing Party to file, prosecute, and maintain such Joint Collaboration Patent. In the case of Optioned Program Patents consisting of TScan Collaboration Patents, if Novartis is the Declining Party, the license to Novartis to such Optioned Program Patents set forth in this Agreement will thereupon terminate, and if TScan is the Declining Party, the license to such TScan Collaboration Patents will continue in full force and effect.

8.2.3 Cooperation Regarding Prosecution of Patents. Each Party shall cooperate with the other Party to the extent reasonably necessary for such Party to prosecute the Collaboration Patents, including the execution and delivery of documents to such prosecuting Party at such other Party’s cost and expense, and providing access to relevant documents (including laboratory notebooks) and other evidence and making its employees available at reasonable business hours.

8.3 Enforcement of Patents.

8.3.1 Notice. On an Optioned Program-by-Optioned Program basis, each Party shall notify the other Party of any actual or threatened infringement of any Joint Collaboration Patent or Optioned Program Patent of which such Party becomes aware.

8.3.2 Enforcement of Optioned Program Patents. Novartis shall have the first right to enforce any Optioned Program Patents against actual or potential infringers at its sole cost and expense, using counsel of its choice. If Novartis fails to take commercially reasonable steps to prosecute or settle any such potential within [***] days of receiving a notice with respect to such infringement pursuant to Section 8.3.1 or within [***] Business Days before the time limit, if any, under applicable Law for taking any action with respect to the timeframe of any other relevant regulatory or statutory framework that may govern, or earlier notifies TScan in writing of its intent not to bring such action or proceeding, TScan may enforce, at its sole cost and expense, using counsel of its choice.

8.3.3 Enforcement of Other Patents. Except as otherwise expressly set forth in Section 8.3.2, each Party shall have the sole right (but not the obligation), in its sole discretion, to enforce Patents Controlled by such Party.

8.3.4 Cooperation Regarding Enforcement of Patents. The Parties shall cooperate fully in any enforcement action pursuant to this Section 8.3, including by making the inventors, applicable records, and documents (including laboratory notebooks) with respect to the relevant Patents available to the enforcing Party and its advisors at the enforcing Party’s request. The non-enforcing Party shall, and shall cause its Affiliates to, assist and cooperate with the enforcing Party, as the enforcing Party may reasonably request from time to time, in connection with its activities set forth in this Section 8.3, including, where necessary to establish standing, joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and executing any settlement agreement as requested by the enforcing Party, provided that the enforcing Party shall reimburse the non-enforcing Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith. Unless otherwise set forth herein, the enforcing Party shall have the right to settle such claim, provided that neither Party shall have the right to settle any litigation under this Section 8.3 in a manner that (a) imposes any costs or liability on the other Party or its Affiliates or its or their Sublicensees, (b) involves any admission by the other Party or its Affiliates or its or their Sublicensees, (c) admits the invalidity or unenforceability of intellectual property Controlled by a Party or its Affiliates or its or their Sublicensees, or (d) imposes restrictions or obligations on the other Party or its Affiliates or its or their Sublicensees not otherwise permitted under this Agreement, in each case ((a) through (d)), without the express written consent of such other Party, which consent shall not be unreasonably withheld, conditioned or delayed. In connection with any activities with respect to an action prosecuted by the applicable enforcing Party pursuant to this Section 8.3 involving Patents Controlled by or licensed under this Agreement to the other Party, without limiting any of the enforcing Party’s other obligations in this Section 8.3.4, the enforcing Party shall keep the non-enforcing Party reasonably informed of any material steps taken in connection with such action, and shall consider in good faith any comments from the non-enforcing Party with respect thereto.

8.3.5 Recoveries. Except as otherwise agreed by the Parties in writing, any recovery realized as a result of enforcing a Patent under Section 8.3.2 (whether by way of settlement or otherwise) shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Thereafter, any [***] of any remainder after such reimbursement is made shall be paid to the non-enforcing Party and [***] of such remainder shall be retained by the enforcing Party.

8.4 Invalidity or Unenforceability Actions

8.4.1 Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability, including any inter partes review, post-grant review, reexamination, opposition or any other similar action before a patent office, of any of the Optioned Program Patents or Joint Collaboration Patent, in by a Third Party of which such Party becomes aware (an “Invalidity/Unenforceability Action”).

8.4.2 Control of Invalidity or Unenforceability Actions. The Party that is prosecuting any Optioned Program Patent or Joint Collaboration Patent that is the subject of an Invalidity/Unenforceability Action shall have the first right (but not the obligation) to defend any Invalidity/Unenforceability Action with respect to such Patent, using counsel of its choice and at its sole cost and expense, including when such Invalidity/Unenforceability Action is raised as a defense or counterclaim in connection with an infringement action initiated pursuant to Section 8.3. The Party having the first right to defend an Invalidity/Unenforceability Action with respect to a Patent pursuant to this Section 8.4.2 shall be the “Controlling Party”. If the Controlling Party does not take commercially reasonable steps to defend against an Invalidity/Unenforceability Action under this Section 8.4.2 by the earlier of (a) [***] days after notice of such Invalidity/Unenforceability Action, and (b) [***] Business Days before the time limit, if any, under applicable Law for taking any action with respect to the defense of such Invalidity/Unenforceability Action, then (i) such Party shall so notify the non-Controlling Party and (ii) the non-Controlling Party shall have the right (but not the obligation) to defend against such Invalidity/Unenforceability Action at its sole cost and expense, using counsel of its choice, and shall thereafter be deemed the Controlling Party with respect to such Invalidity/Unenforceability Action. The non-Controlling Party may participate in the defense of any Invalidity/Unenforceability Action under this Section 8.4.2, at its sole cost and expense and using counsel of its choice, provided that the Controlling Party shall retain the right to control the defense of such Invalidity/Unenforceability Action.

8.4.3 Cooperation. The Parties shall cooperate fully in defense of any Invalidity/Unenforceability Action pursuant to this Section 8.4, including by making applicable records and documents (including laboratory notebooks) with respect to the relevant Invalidity/Unenforceability Action available to the Controlling Party on the Controlling Party’s request. The non-Controlling Party shall, and shall cause its Affiliates to, assist and cooperate with the Controlling Party, as the Controlling Party may reasonably request from time to time, in connection with its activities set forth in this Section 8.4, including, where necessary, joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence, and making its employees available at reasonable business hours, and executing any settlement agreement as requested by the Controlling Party, provided that the Controlling Party shall reimburse the non-Controlling Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith. Unless otherwise set forth herein, the Controlling Party shall have the right to settle an Invalidity/Unenforceability Action, provided that neither Party shall have the right to settle any Invalidity/Unenforceability Action under this Section 8.4 in a manner that imposes any costs or liability on, or involves any admission of infringement or invalidity by, the other Party or its Affiliates or its or their Sublicensees, without the express written consent of such other Party (which consent shall not be unreasonably withheld, conditioned or delayed). In connection with any activities with respect to defense of an Invalidity/Unenforceability Action under Section 8.4.2, the Controlling Party shall (a) consult with the non-Controlling Party as to the strategy for the defense of such Invalidity/Unenforceability Action, (b) consider in good faith any comments from the non-Controlling Party with respect thereto, and (c) keep the non-Controlling Party reasonably informed of any material steps taken, and provide copies of all material documents filed, in connection with such action.

8.4.4 Each Party shall inform the other Party of any certification regarding any Product associated with an Optioned Program it has received pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions (or foreign equivalent thereof) and shall provide the other Party with a copy of such certification within [***] Business Days of receipt. Each Party’s rights with respect to the initiation and prosecution of any legal action as a result of such certification shall be as defined in Section 8.3.

8.5 Patent Term Extension. Novartis shall give TScan notification in writing of its or its Sublicensees’ (as applicable) first obtaining Regulatory Approval for a Product within [***] Business Days from its receipt of notice of the Regulatory Approval from the Regulatory Authority. Novartis will have the right to select which, if any, of the Optioned Program Patents would be selected for patent term extension pursuant to 35 U.S.C. §154-156 and as appropriate, applicable foreign patent Laws (the “Patent Term Extension”), and then in obtaining the Patent Term Extension with respect to such Optioned Program Patents.

ARTICLE 9

TERM AND TERMINATION

9.1 Term. Unless terminated earlier pursuant to this Article 9, the term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until (a) if all Options expire unexercised, the expiration of the last to expire Option or (b) if any Options are exercised, on a Product-by-Product and country-by-country basis for each Optioned Program, upon the expiration of the Royalty Term for all Products associated with such Optioned Program in such country (the “Term”). Upon expiration of the Royalty Term for all Products associated with an Optioned Program, on a Product-by-Product and country-by-country basis, the license granted to Novartis for such Optioned Program pursuant to Section 3.2, as applicable, shall become worldwide, fully paid, irrevocable and perpetual.

9.2 Termination at Will by Novartis. Novartis shall have the right to terminate this Agreement for any reason or no reason, either in its entirety or on a Program-by- Program basis, at any time on [***] days’ prior notice to TScan.

9.3 Material Breach. In the event of a material breach of this Agreement, the non-breaching Party shall have the right to terminate this Agreement by notice to the breaching Party specifying the nature of such breach in reasonable detail. Such termination shall become effective [***] days from receipt of such notice by the breaching Party, unless the breaching Party has cured such breach within such [***] day period. Notwithstanding the foregoing, if either Party initiates a dispute resolution procedures under Section 9.4 on or before the end of such [***] day period to resolve the dispute for which termination is being sought and is diligently pursuing such procedure, the cure period set forth in this Section 9.3 shall be tolled and termination shall become effective only if such alleged material breach remains uncured for [***] days after the final resolution of the dispute through such dispute resolution procedure.

9.4 Material Breach Dispute Resolution. Notwithstanding anything to the contrary herein, any dispute arising out of an allegation of material breach of this Agreement under Section 9.3 will be resolved as follows:

9.4.1 the Senior Officers will meet to attempt to resolve the dispute by good faith negotiations;

9.4.2 if the Senior Officers cannot resolve the dispute within [***] days after a Party requests such a meeting, then either Party may seek resolution of the dispute pursuant to Section 12.3; and

9.4.3 notwithstanding anything to the contrary in this Agreement, if either Party in its sole judgment believes that any such dispute could cause it irreparable harm, such Party shall be entitled to seek equitable relief in order to avoid such irreparable harm and will not be required to follow the procedures set forth in this Section 9.4.

9.5 Patent Challenge. If Novartis or any of its Affiliates or Sublicensees challenges, under any court action or proceeding, or before any patent office, the validity, patentability or enforceability of any Patent licensed to Novartis under this Agreement, or initiates a reexamination of any such Patent, or materially assists any Third Party to conduct any of the foregoing activities (each, a “Patent Challenge”) and such Patent Challenge is not required under a court order or subpoena and is not a defense against a claim, action or proceeding asserted by TScan, its Affiliates or its licensees against Novartis or its Affiliates or Sublicensees, then TScan may terminate this Agreement in its entirety if such Patent Challenge is not withdrawn within [***] days after TScan notifies Novartis of such Patent Challenge (“Challenge Notice”). Notwithstanding the foregoing: (a) if a Sublicensee makes a Patent Challenge and Novartis terminates such Sublicensee’s sublicense or causes such Sublicensee to withdraw such Patent Challenge within [***] days after Challenge Notice, then TScan may not terminate this Agreement pursuant to this Section 9.5 with respect to such Sublicensee’s Patent Challenge; and (b) TScan may not terminate this Agreement pursuant to this Section 9.5 with respect to a Patent Challenge that, pursuant to applicable Law in the jurisdiction of such Patent Challenge, cannot be withdrawn within [***] days, provided that Novartis uses Commercially Reasonable Efforts and acts in good faith to withdraw (or cause such Patent Challenge to be withdrawn) as soon as reasonably possible.

9.6 Insolvency.

9.6.1 Either Party may terminate this Agreement in its entirety effective immediately upon notice to the other Party if, at any time, such other Party (a) files in any court or agency pursuant to any statute or regulation of any state or country a petition in bankruptcy or insolvency or for reorganization (except for solvent reorganization or solvent reconstruction) or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets, (b) proposes a written agreement of composition or extension of substantially all of its debts, (c) is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not be dismissed within [***] days after the filing thereof, (d) proposes to be a party to any dissolution or liquidation, (e) admits in writing its inability generally to meet its obligations as they fall due in the general course or (f) makes an assignment of substantially all of its assets for the benefit of creditors.

9.6.2 All rights and licenses granted under or pursuant to any section of this Agreement are for purposes of Section 365(n) of Title 11, United States Code or any analogous provisions in any other country or jurisdiction (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined in Section 101(56) of the Bankruptcy Code (and any equivalent provisions under the bankruptcy or insolvency Laws of any other relevant jurisdiction). The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. The non-bankrupt Party shall further be entitled to a complete duplicate of, or complete access to, any such intellectual property and all embodiments of such intellectual property, which, if not already in its possession, shall be promptly delivered to the non-bankrupt Party (a) upon the commencement of a bankruptcy proceeding upon the non-bankrupt Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-bankrupt Party. The Parties acknowledge and agree that payments made under Section 2.2 shall not (x) constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code or any analogous provisions in any other country or jurisdiction or (y) relate to licenses of intellectual property hereunder.

9.7 Effect of Expiration or Termination of this Agreement.

9.7.1 Accrued Obligations. Upon expiration or termination of this Agreement for any reason neither Party shall be released from any liability (including, without limitation, any payment obligation) that, at the time of such expiration or the Termination Date, has already accrued to the other Party or that is attributable to a period prior to such expiration or the Termination Date.

9.7.2 Termination. If either Party terminates this Agreement in accordance with this Article 9:

9.7.2.1 the license and rights granted to Novartis under Section 3.1 and Section 3.2, with respect to the applicable Program and all associated Products (or, if the Agreement is terminated in its entirety, with respect to all Programs and all associated Products), shall terminate; and

9.7.2.2 except as otherwise expressly provided herein all rights and obligations of each Party hereunder will cease with respect to the applicable Program and all associated Products (or, if the Agreement is terminated in its entirety, with respect to all Programs (and all associated Products)), including all rights, licenses and sublicenses granted by a Party to the other hereunder, provided that Article 6 will survive with regard to any then outstanding payment obligations.

9.7.3 In-Process Clinical Trials. Notwithstanding any other provision in this Section 9.7, if there is any Clinical Trial being conducted at the Termination Date, the Party conducting such Clinical Trial shall be entitled to continue Exploiting the Products, as applicable, to the extent and for the period necessary to effect an orderly transfer or wind down of such Clinical Trial, in a timely manner and in accordance with applicable Laws.

9.8 Survival. Upon the expiration or termination of this Agreement for any reason, all rights and obligations of the Parties under this Agreement shall terminate, provided that the rights and obligations of the Parties set forth in Sections 2.2 (to the extent accrued prior to such termination or expiration), 2.3, 2.5, 2.6, 8.2.2, 8.3 (with respect to Joint Collaboration Patents), 8.4 (with respect to Joint Collaboration Patents), Article 6, Article 7, Article 9, Article 11, and Article 12 shall survive the expiration or termination of this Agreement for any reason.

9.9 Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies at equity or law shall remain available to the Parties except as agreed to otherwise herein.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1 Mutual Representations and Warranties. Each of TScan and Novartis represents and warrants to the other Party, as of the Effective Date, that:

10.1.1 such Party is an entity duly organized, validly existing and in good standing under the Laws of the state or country (as applicable) of its organization, is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such qualification would prevent it from performing its obligations under this Agreement, and has full power and authority to enter into this Agreement and to carry out the provisions hereof;

10.1.2 such Party is duly authorized, by all requisite action, to execute and deliver this Agreement and the execution, delivery and performance of this Agreement by such Party does not require any shareholder action or approval, and the Person executing this Agreement on behalf of such Party is duly authorized to do so by all requisite action;

10.1.3 except for HSR Filings (if any are required), no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or a Third Party is required on the part of such Party in connection with the valid execution, delivery and performance of this Agreement;

10.1.4 this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms except as enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights; and (b) equitable principles of general applicability; and

10.1.5 such Party has all requisite authorization and consent necessary to provide the Materials (including, without limitation, Collaboration Tumors) provided by such Party and for such Materials to be used as contemplated in the Research Plan, in each case, without violation of any applicable Laws or Third Party rights; and

10.1.6 the execution, delivery and performance by it of this Agreement and its compliance with the terms and provisions of this Agreement does not conflict with or result in a breach of any of the terms or provisions of (a) any other contractual or other obligations of such Party, (b) the provisions of its operating documents or bylaws, or (c) any order, writ, injunction or decree of any Governmental Authority entered against it or by which it or any of its property is bound.

10.2 TScan’s Additional Representations and Warranties. TScan additionally represents and warrants to Novartis, as of the Effective Date, that:

10.2.1 Except for such Patents that either Party has identified to and discussed with the other Party prior to the Effective Date, there are no Patents owned by any Third Party that, to TScan’s Knowledge, would be infringed by TScan’s practice of the TScan Platform in performance of the Research Plan;

10.2.2 the BWH License Agreement and any In-License Agreements are in full force and effect, and TScan has no Knowledge of (a) any facts or circumstances that constitute a breach of such Agreements, or (b) any notice, correspondence or other communication from such parties indicating that TScan is in breach of or otherwise not compliant with the terms of such In-License Agreements;

10.2.3 TScan will not use any materials obtained from Brigham and Women’s Hospital, Inc. in the conduct of the Collaboration in a manner that would breach the terms of the BWH License Agreement; and

10.2.4 it has not received notice of any claims, and there are no judgments or settlements against or owed by TScan or, to the Knowledge of TScan, any pending or threatened claims or litigation, in each case relating to the TScan Platform.

10.3 Disclaimer. Except as otherwise expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENTS ARE VALID OR ENFORCEABLE, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Except as otherwise expressly set forth in this Agreement, all Materials are provided “AS IS” without any other representation or warranty of any kind. Without limiting the generality of the foregoing, except as otherwise expressly set forth in this Agreement, each Party disclaims any warranties with regards to: (a) the success of any study or test commenced under this Agreement, (b) the safety or usefulness for any purpose of the technology or materials it provides or discovers under this Agreement and (c) the validity, enforceability, or non-infringement of any intellectual property rights or technology it provides or licenses to the other Party under this Agreement.

ARTICLE 11

INDEMNIFICATION

11.1 Novartis. Subject to Section 11.3 and Section 11.4, Novartis shall defend, indemnify and hold TScan, Brigham and Women’s Hospital, Inc., and their respective Affiliates and its and their respective directors, officers, trustees, faculty, employees, agents, representatives, successors and assigns (the “TScan Indemnitees”), at Novartis’ cost and expense, harmless from and against any and all Third Party claims, suits or demands (“Third Party Claims”) arising out of or in connection with: (i) Products for an Optioned Program or otherwise in relation to Development, Commercialization or any other Exploitation of any Products for an Optioned Program, (ii) Novartis or its Affiliates’ or its or their Sublicensees’, distributors’, subcontractors’ or its or their respective directors’, officers’, employees’ or agents’ gross negligence or willful misconduct in performing any of their obligations or exercising any of their rights under this Agreement, (iii) any violation of applicable Law in connection with the Development, Commercialization, or any other Exploitation and/or any use, handling, storage, distribution or other disposition of any Product by Novartis, its agents, subcontractors or Sublicensees, (iv) any personal bodily injury, death or property damage resulting from the Development, Commercialization, or any other Exploitation, use, handling, storage, distribution or other Exploitation of any Product by Novartis, its Affiliates, its agents, subcontractors or Sublicensees or (v) any breach by Novartis of any of its representations, or warranties under this Agreement. Notwithstanding the preceding sentence, Novartis shall have no obligation with respect to Third Party Claims to the extent they are attributable to any of the circumstances set forth in clauses (i) through (iii) of Section 11.2.

11.2 TScan. Subject to Section 11.3 and Section 11.4, TScan shall defend Novartis and its Affiliates and each of their officers, directors, shareholders, employees, successors and permitted assigns from and against all Third Party Claims arising out of (i) TScan’s or its Affiliates’ or its or their subcontractors’ or its or their respective directors’, officers’, employees’ or agents’ gross negligence or willful misconduct in performing any of their obligations or exercising any of their rights under this Agreement, (ii) TScan’s or its Affiliates’ or its or their subcontractors’ violation of applicable Law in connection with its performance under this Agreement, (iii) any breach by TScan of any of its representations or warranties under this Agreement, or (iv) Novartis’ or its Affiliate’s Exploitation of a Product infringing such Third Party’s intellectual property rights but only if such infringement would not have occurred had TScan granted Novartis or its Affiliates a license under the TScan Background Platform IP used by TScan to identify the Collaboration Target to which such Product is Directed. Notwithstanding the preceding sentence, TScan shall have no obligation with respect to Third Party Claims to the extent they (a) are subject to indemnification by Novartis pursuant to Section 11.1 above, (b) are attributable to the negligence or willful misconduct of the Novartis Indemnitees, or (c) arise from Novartis’ infringement of Excluded Technology.

11.3 Notice of Claim. All indemnification claims in respect of any person seeking indemnification under Section 11.1 or 11.2 (collectively, the “Indemnitees” and each an “Indemnitee”) shall be made by the corresponding Party (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party (the “Indemnifying Party”) prompt notice (an “Indemnification Claim Notice”) of any Third Party Claim or the discovery of any fact upon which such Indemnified Party intends to base a request for indemnification under Section 11.1 or 11.2, but in no event shall the Indemnifying Party be have indemnification obligations that result from any delay by the Indemnified Party in providing such notice that materially prejudices the defense of such Third Party Claim. Each Indemnification Claim Notice must contain a description of the claim. Together with the Indemnification Claim Notice, the Indemnified Party shall furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party to the extent any admission or statement made by the Indemnified Party materially prejudices the defense of such Third Party Claim.

11.4 Indemnification Procedure. In respect of Third Party Claims, the obligations of an Indemnifying Party under this Section 11.4 shall be governed by and contingent upon the following:

11.4.1 At its option, the Indemnifying Party may assume control of the defense of any Third Party Claim (which, for the avoidance of doubt, shall include the conduct of all dealings with such Third Party) by giving notice to the Indemnified Party within [***] days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of control of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgement that the Indemnifying Party is liable to indemnify any Indemnitee in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification.

11.4.2 Upon the assumption of the control of the defense of a Third Party Claim by the Indemnifying Party:

11.4.2.1 subject to the provisions of Section 11.4.3, it shall have the right to and shall assume sole control and responsibility for dealing with the Third Party and the Third Party Claim, including the right to settle the claim on any terms the Indemnifying Party chooses, but at all times in accordance with the provisions of Sections 11.4.3 and 11.4.3.1;

11.4.2.2 if it chooses, the Indemnifying Party may appoint as counsel in the defense of the Third Party Claim any law firm or counsel selected by the Indemnifying Party; and

11.4.2.3 except as expressly provided in Section 11.4.3, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party or any Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless an Indemnitee from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including lawyers’ fees and costs of suit) in its defense of the Third Party Claim with respect to such Indemnified Party or Indemnitee.

11.4.3 Without limiting the remainder of this Section 11.4, any Indemnitee shall be entitled to participate in, but not control, the defense of a Third Party Claim and to retain counsel of its choice for such purpose, provided that such retention shall be at the Indemnitee’s own cost and expense unless (i) the Indemnifying Party has failed to assume the defense and retain counsel in accordance with Section 11.4.1 (in which case the Indemnified Party shall control the defense), or (ii) the interests of the Indemnitee and the Indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under any legal requirement, ethical rules or equitable principles.

11.4.3.1 With respect to any judgements or settlements relating solely to the payment of money to the Third Party to settle the Third Party Claim and that will not result in the Indemnified Party or the Indemnitee becoming subject to injunctive relief, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnitee under Section 11.4.1, the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such a. With respect to all other judgments or settlements or where the Indemnified Party will be subject to injunctive relief, where the Indemnifying Party has assumed the defense of a Third Party Claim in accordance with Section 11.4.1, the Indemnifying Party must not consent to the entry of any judgment or enter into any settlement, unless it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).

11.4.3.2 If the Indemnifying Party chooses not to take control of the defense or prosecute any Third Party Claim, the Indemnified Party shall retain control of the defense thereof, but no Indemnified Party or Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, any such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall not be liable for any settlement by an Indemnified Party or an Indemnitee under such a Third Party Claim that is reached without the written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.

11.4.3.3 If the Indemnifying Party chooses to control the defense of any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnitee to, reasonably cooperate in the defense thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making the Indemnified Party, the Indemnitees and its and their employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information, to the extent the Third Party Claim is subject to indemnification hereunder.

11.5 Expenses. Except as expressly provided above, the reasonable and verifiable out-of-pocket costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party where it participates in the defense under Sections 11.4.2.1 or 11.4.2.2 or cooperates pursuant to Section 11.4.3.3 shall be reimbursed on a quarterly basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

11.6 Insurance. TScan shall have and maintain, at its sole cost and expense, an adequate liability insurance policy (including product liability insurance) obtained from a reputable insurer to protect against potential liabilities and risk arising out of activities to be performed under this Agreement and any agreement related hereto and upon such terms (including coverages and deductible limits) as are customary in the pharmaceutical industry generally for the activities to be conducted by such Party under this Agreement. Novartis shall participate in a commercially reasonable program of self-insurance that is reasonably designed to address potential liabilities and risk arising out of activities to be performed such party. If a party elects to obtain insurance provided by a third party, such liability insurance shall insure against all types of liability, including personal injury, physical injury or property damage arising out of such Party’s activities hereunder. TScan will maintain such liability insurance policy for a period of three years after the end of the Collaboration Term. Novartis shall continue to participate in such self-insurance program for as long as Novartis or any of its Affiliates or Sublicensees continues to make, use or sell a Product under this Agreement. This Section 11.6 shall not create any limitation on the Parties’ liability under this Agreement. Such insurance information shall be kept in confidence in the same manner as any other Confidential Information disclosed by the Parties hereunder.

11.7 Consequential Damages.

11.7.1 EXCEPT IN THE EVENT OF THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD OF A PARTY, IN NO EVENT SHALL EITHER PARTY OR THEIR AFFILIATES BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, TREBLE OR CONSEQUENTIAL DAMAGES OR INDIRECT LOST PROFITS, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY; PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT LIMIT (A) EITHER PARTY’S LIABILITY FOR BREACHES OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 7, (B) TSCAN’S LIABILITY FOR WILLFUL BREACHES OF ITS EXCLUSIVITY OBLIGATIONS UNDER SECTION 3.1 OR EITHER PARTY’S WILLFUL BREACH OF THEIR EXCLUSIVITY OBLIGATIONS UNDER SECTION 3.5 OR (C) THE INDEMNIFICATION OBLIGATION OF EITHER PARTY IN RESPECT OF AMOUNTS ACTUALLY AWARDED AGAINST AN INDEMNIFIED PARTY AS A PART OF A THIRD PARTY CLAIM UNDER THE PROVISIONS OF THIS ARTICLE 11.

11.7.2 Nothing in this Agreement shall limit a Party’s liability for death or personal injury caused by its negligence or for fraud.

ARTICLE 12

MISCELLANEOUS

12.1 Assignment. Neither Party may assign or transfer (whether by operation of applicable Law or otherwise) this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that a Party may make such an assignment without the other Party’s consent, in whole or in part, to an Affiliate or to a successor to substantially all of the business to which this Agreement relates, whether in a merger, sale of stock, sale of assets, reorganization or other transaction. Further, each Party shall have the right to cause the performance by an Affiliate of some or all of its obligations hereunder, without the prior written consent of the other Party; provided, however, such Party will be responsible and liable for any and all acts or omissions of any such Affiliate which, if such action or omission was by such Party, would constitute a breach of the terms and conditions hereof. In all cases, the assigning Party shall provide the other Party with prompt notice of any such assignment and the permitted assignee shall assume the obligations of the assigning Party hereunder in writing. No assignment of this Agreement shall act as a novation or release of either Party from responsibility for the performance of any accrued obligations.

12.2 Governing Law. This Agreement and any dispute or claim arising out of or in connection with it (whether contractual or non-contractual in nature such as claims in tort, from breach of statute or regulation or otherwise) shall be governed by and construed in accordance with the Laws of the State of New York, excluding any conflicts or choice of

Law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction. Notwithstanding the foregoing, any dispute with respect to infringement, validity, or enforceability of any Patent shall be governed by and construed and enforced in accordance with the Laws of the jurisdiction in which such Patent is issued or published.

12.3 Dispute Resolution.

12.3.1 Subject to Section 9.4, any dispute or claim arising out of or in connection with this Agreement (including any question regarding the Agreement’s existence, validity or termination), other than a dispute or claim that (a) may arise under Section 8.1, (b) relates to the scope, construction, validity, or enforceability of any Patent in a country, (c) otherwise requires the interpretation or application of applicable Law regarding Patents to resolve such dispute or claim or (d) for which a Party or other Person has been granted final decision-making authority hereunder, shall be referred to and finally resolved by arbitration under this Section 12.3. The place of arbitration shall be New York. The language to be used in the arbitration procedures shall be English. The arbitrator(s) shall have experience in pharmaceutical licensing disputes. The arbitration proceedings, including any outcome, shall be confidential. Nothing in this Section 12.3 will preclude either Party from seeking equitable interim or provisional relief from a court of competent jurisdiction including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

12.3.2 With respect to any dispute or claim that is subject to this Section 12.3, such dispute or claim shall be finally resolved by arbitration pursuant to the rules of the International Chamber of Commerce, which are deemed incorporated into this Section 12.3.2. The number of arbitrators shall be three (3), of which each Party shall appoint one (1); the arbitrators so appointed will select the third and final arbitrator. The arbitrators shall be requested to render their decision within [***] days after the arbitrators declare the hearing closed, which decision shall include a written statement describing the essential findings and conclusions on which the decision is based. The decision rendered by the arbitrators shall be final, binding and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction. Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators.

12.4 Force Majeure. Neither Party shall be liable to the other for any failure or delay in the fulfillment of its obligations under this Agreement (other than the payment of monies due and owing to a Party under this Agreement), when any such failure or delay is caused by epidemics and/or pandemics, fire, flood, earthquakes, explosions, sabotage, terrorism, civil commotions, riots, invasions, wars, peril of the sea or requirements of Governmental Authorities (each, a “Force Majeure Event”). In the event that either Party is prevented from discharging its obligations under this Agreement on account of a Force Majeure Event, the performing Party shall promptly notify the other Party, and such other Party shall use good faith efforts to discharge its obligations, even if in a partial or compromised manner.

12.5 No Debarred Personnel. Each Party agrees that it and its Affiliates and Sublicensees, as applicable, shall not use, during the Term, the services of any employee, consultant, contractor or clinical investigator that has been debarred by the FDA or any other Governmental Authority or that is the subject of debarment proceedings by the FDA or any other Governmental Authority. If a Party becomes aware that it or its Affiliates or Sublicensees, as applicable, has breached the foregoing obligation, it shall immediately (i) notify the other Party in writing and provide full details of the circumstances and extent of such breach and (ii) promptly replace the relevant employee, consultant, contractor or clinical investigator with a suitably qualified replacement that has not been debarred by the FDA or any other Governmental Authority or that is not the subject of debarment proceedings by the FDA or any other Governmental Authority.

12.6 Expenses. Except as otherwise expressly provided herein or mutually agreed, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses.

12.7 No Agency. Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between TScan and Novartis. Notwithstanding any of the provisions of this Agreement, neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever, and all contracts, expenses and liabilities undertaken or incurred by one Party in connection with or relating to the Development, Manufacture or Commercialization of Product shall be undertaken, incurred or paid exclusively by that Party, and not as an agent or representative of the other Party.

12.8 No Third Party Beneficiaries. The warranties and agreements contained in this Agreement are for the sole benefit of the Parties, and in Novartis’ case, Novartis’ Affiliates, and their respective successors and permitted assigns, and they shall not be construed as conferring any rights to any other Persons other than, (a) with respect to the Parties’ obligations in Sections 11.1 and 11.2, the other Persons expressly referenced as Indemnitees thereunder.

12.9 Entire Agreement; Amendment. This Agreement (including all schedules and exhibits hereto) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, oral or written, with respect to such matters. The Parties acknowledge that this Agreement has not been entered into wholly or partly in reliance on, nor has either party been given, any warranty, statement, promise or representation by the other or on its behalf other than as expressly set out in this Agreement. This Agreement may be amended or modified only by a writing signed by both Parties.

12.10 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect.

12.11 Extension; Waiver. At any time, either TScan or Novartis may (a) with respect to obligations owed to it or the performance of other acts for its benefit, extend the time for the performance of such obligations or such other acts to be performed hereunder by the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the conditions to the obligations of the other contained herein. Any agreement on the part of either Party to any such extension or waiver shall be valid only if set forth in an instrument executed by such Party. No such waiver shall be operative as a waiver of any other subsequent requirement of this Agreement. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

12.12 Notices. All communications required to be made under this Agreement shall be effective upon receipt, and shall be sent to the addresses set out below, or to such other addresses as may be designated by one Party to the other by notice pursuant hereto, by (a) internationally recognized overnight courier; (b) prepaid registered or certified US mail, return receipt requested; or (c) facsimile transmission or other electronic means of communication (including email) with confirmation by letter sent by the close of business on or before the next following Business Day at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Party as follows:

If to TScan, as follows:

TScan Therapeutics, Inc.

830 Winter Street

Waltham MA 02451

Attention: Henry Rath

Attention: Chief Financial Officer

With a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin &

Hachigian, LLP

One Marina Park Drive

Suite 900

Boston, MA 02210

Attention: Timothy H. Ehrlich

[***]

If to Novartis, as follows:

Novartis Institutes for BioMedical Research, Inc.

250 Massachusetts Avenue

Cambridge, MA 02139 USA

Attention: Global Head, NIBR BD&L

with required copies to:

Novartis Institutes for BioMedical Research, Inc.

250 Massachusetts Avenue

Cambridge, MA 02139 USA

Attention: General Counsel

12.13 HSR Act Compliance

12.13.1 HSR Filing. If Novartis notifies TScan that an HSR Filing is required to exercise an Option under this Agreement, each of TScan and Novartis shall make an HSR Filing as soon as practicable and advisable after delivery of such notice by Novartis. The Parties shall cooperate with one another to the extent necessary in the preparation of any such filings. Novartis shall be responsible for the filing fee and TScan’s reasonable costs and expenses associated with any such filings.

12.13.2 HSR Clearance. In connection with obtaining HSR Clearance, TScan and Novartis shall use their respective commercially reasonable efforts to resolve as promptly as practicable any objections that may be asserted by the FTC or the Antitrust Division of the DOJ with respect to the transactions notified in the HSR Filing. The term “commercially reasonable efforts” as used in this Section 12.13.2 shall not require Novartis or TScan to (a) sell, divest (including through a license or a reversion of licensed or assigned rights), hold separate, transfer, or dispose of any portion of the assets, operations, rights, product lines, or businesses, or interests therein, of itself or any of its Affiliates (or consent to any of the foregoing actions), (b) restrain, restrict, prohibit or limit the ability of Novartis or TScan to conduct its business or own its assets (or consent to any of the foregoing actions) or (c) litigate or otherwise formally oppose any determination (whether judicial or administrative in nature) by a Governmental Authority seeking to challenge the transactions contemplated by this Agreement or impose any of the restrictions referenced in clause (a) or (b) above, provided that (i) Novartis shall not be required to agree to or effectuate any remedy related to any TScan assets and (ii) TScan shall not agree to or effectuate any remedy without the prior written consent of Novartis.

12.13.3 Cooperation. In connection with obtaining HSR Clearance with respect to an Option, each of TScan and Novartis shall (a) cooperate with each other in connection with any investigation or other inquiry relating to an HSR Filing; (b) keep the other Party or its counsel informed of any material communication received from or given to the FTC or DOJ relating to the HSR Filing (and provide a copy to the other Party if such material communication is in writing); and (c) permit the other Party or its counsel to review in advance, and in good faith consider the views of the other Party or its counsel concerning, any written submission or filing (and documents submitted therewith) intended to be given to the FTC or DOJ, provided that, after good faith consideration of any input from TScan, Novartis shall make the final determination as to the appropriate strategy relating to any filing or submission that is necessary under the HSR Act, including with respect to any filings, notifications, submissions and communications with or to the FTC or the Antitrust Division of the DOJ.

12.13.4 If HSR Clearance has not occurred within [***] days after Novartis notifies TScan pursuant to Section 12.13.1, that an HSR Filing is required to exercise an Option under this Agreement, Novartis shall withdraw its HSR Filings upon notice to TScan and the applicable Option will be deemed not to have been exercised.

12.14 Further Assurances. Each Party shall perform all further acts and things and execute and deliver such further documents as may be necessary or as the other Party may reasonably require to implement or give effect to this Agreement.

12.15 No Strict Construction. This Agreement shall be construed as if it were drafted jointly by the Parties.12.16 Headings. The headings herein are for convenience purposes only and shall not be used to interpret any of the provisions hereof.

12.17 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument. An executed signature page of this Agreement delivered by facsimile transmission or by electronic mail in “portable document format” (“.pdf”) shall be as effective as an original executed signature page.

12.18 Non-Exclusive Remedies. The remedies set forth in this Agreement shall be in addition to, and shall not be to the exclusion of, any other remedies available to the Parties at Law, in equity or under this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF this Agreement has been signed by the duly authorized representatives of the Parties as of the Effective Date.

TSCAN THERAPEUTICS, INC.

By:	/s/ David P. Southwell

Name:	David P. Southwell
Title:	President & Chief Executive Officer

NOVARTIS INSTITUTES FOR BIOMEDICAL RESEARCH, INC.

By:	/s/ Scott A. Brown

Name:	Scott A. Brown
Title:	VP CAO

[Signature page to Collaboration and License Agreement]

SCHEDULE 1.80

INSTITUTION LOGO	contact person at institution position e-mail Tel +1xxxx	institution name institution address

INVOICE

Date

Invoice number: xxxx

PO Number: xxxx [to be provided by Novartis]

Re: xxxx Agreement, dated [______].

[for example] For research project activities in Q1 2020 as described in the sponsored research agreement signed on xxxx. Provide reasonable detail on the activities driving the cost.

Total amount Payable:    USD xxxx

Payment terms:                [***] days

Remit to bank wire information

Bank Name:   xxxx

Account No.:  xxxx

ABA#:            xxxx

SWIFT code:  xxxx

Instructions for e-mail submission of invoices

•	The e-mail address is [***]

•

Attached invoice files must contain a Novartis issued purchase order (PO) number on them and cannot be zipped. Invoices without a PO number on them or zipped attachments will not be accepted for processing.

•	cc:

[***][***] (Novartis contact in Alliance Management)

[***] (Novartis contact in BD&L Finance)

SCHEDULE 1.117

Research Plan

TScan / Novartis Partnership Research Plan

March 2020

Outlined below is the Research Plan for Novartis and TScan’s target discovery collaboration from TCR Discovery through Pre-clinical Development.

Step 1: Target ID / TCR Discovery

[***]

DATA PACKAGE Part 1

Step 2: Pre-Clinical Development

[***]

DATA PACKAGE Part 2

Step 3: TCR Validation / IND Enabling Activities

[***]

SCHEDULE 1.140

TScan Background Platform IP

[***]